SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

TO

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 7, 2004

Date of Earliest Event Reported: March 24, 2004

Caremark Rx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14200	63-1151076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Commerce Street, Suite 800 Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 743-6600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Caremark Rx, Inc. (the “Company”) hereby amends this Current Report on Form 8-K, which was initially filed on April 8, 2004, to include the financial statements of AdvancePCS in response to Item 7. These financial statements appear beginning on Page F-1 of this Current Report on Form 8-K.

Item 2. Acquisition or Disposition of Assets

On March 24, 2004, the Company announced that it had completed its previously announced merger with AdvancePCS in which the Company acquired all of the outstanding capital stock of AdvancePCS. Under the terms of the Agreement and Plan of Merger dated as of September 2, 2003, by and among the Company, Cougar Merger Corporation and Advance PCS (the “Merger Agreement”) AdvancePCS stockholders received value equivalent to 2.15 shares of the Company’s common stock for each AdvancePCS share based on the average closing price of the Company’s stock for the five trading days ending March 17, 2004, which was $32.61 per share. This consideration was paid 90% in the Company’s common stock (an aggregate of 190,979,096 shares) and 10% in cash (an aggregate of $692 million), which was funded with cash on hand.

The assets of AdvancePCS acquired in the merger include, among other things, the leaseholds and tangible property associated with AdvancePCS’s business. The Company intends to operate and utilize these assets in substantially the same manner as such assets were operated and utilized prior to the merger. Pursuant to the terms of the Merger Agreement, Jean-Pierre Millon, George Poste and Michael D. Ware, formerly directors of AdvancePCS, became directors of the Company, effective as of March 24, 2004. A copy of the Merger Agreement is filed herewith as Exhibit 2.1 and incorporated herein by reference.

A copy of the press release announcing, among other things, the completion of the above-described merger, is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 5. Other Events and Required FD Disclosure.

In connection with the merger, the Company also completed the previously announced tender offer to purchase for cash any and all outstanding 8 1/2% Senior Notes due 2008 of AdvancePCS (the “Notes”) and related solicitation of consents to amend the indenture governing the Notes. As of 9:00 a.m., New York City time, on March 24, 2004, the expiration time of the tender offer and consent solicitation, $183,825,000 of aggregate principal amount of Notes had been tendered, which represented approximately 98% of the then outstanding aggregate principal amount of these Notes. As a result of receiving the consent of at least a majority in aggregate principal amount of outstanding Notes, certain subsidiaries of AdvancePCS and the trustee under the indenture governing these Notes executed a supplemental indenture which, among other things, removed certain restrictive covenants and events of defaults under the indenture (the “Supplemental Indenture”). A copy of this Supplemental Indenture is filed herewith as Exhibit 10.5 and incorporated herein by reference.

Also effective as of the completion of the merger, on March 24, 2004, the Company entered into new $550 million bank credit facility with a syndicate of lenders, with Bank of America, N.A. serving as the administrative agent and Banc of America Securities LLC and Wachovia Securities, Inc. serving as joint lead arrangers and joint book managers (the “Credit Facility”). The Credit Facility provides for a five year $400 million revolving credit facility and a five-year $150 million term loan. Also effective as of the completion of the merger, the Company entered into a new $500 million receivables-backed facility with three committed purchasers, with Wachovia Bank, N.A. serving as administrative agent (the “Receivables Facility”). The Credit Facility and the Receivables Facility replace the credit facilities and receivables facilities which each of the Company and AdvancePCS had in place prior to the completion of the merger. A copy of the Credit Facility is filed herewith as Exhibit 10.2 and incorporated herein by reference. A copy of the principal agreements relating to the Receivables Facility are filed herewith as Exhibit 10.3 and Exhibit 10.4 and incorporated herein by reference.

In addition, the Company held a Special Meeting of Stockholders on March 22, 2004 (the “Special Meeting”). At the Special Meeting, the following matters were voted upon by the Company’s stockholders.

•	Proposal 1 - A Proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 400 million shares to 700 million shares. The vote on this proposal was as follows:

Votes For	Votes Against	Abstentions
195,698,275	2,807,288	225,018

•	Proposal 2 - A Proposal to authorize the issuance of shares of the Company’s common stock to the stockholders of AdvancePCS in connection with the merger with AdvancePCS, pursuant to the terms of the Merger Agreement. The vote on this proposal was as follows:

Votes For	Votes Against	Abstentions
197,329,770	1,165,718	235,093

•	Proposal 3 - A Proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s preferred stock from 9.5 million shares to 10.5 million shares, and the Company’s Series C junior participating preferred stock from 500,000 shares to 7 million shares. The vote on this proposal was as follows:

Votes For	Votes Against	Abstentions
61,158,632	137,273,794	298,155

•	Proposal 4 - A Proposal to approve the Company’s 2004 Incentive Stock Plan. The vote on this proposal was as follows:

Votes For	Votes Against	Abstentions
170,911,500	27,368,677	450,404

Each proposal referenced above obtained the requisite number of votes for passage, except for Proposal 3, which required the vote of at least a majority of the shares of the Company’s common stock entitled to vote at the Special Meeting.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements of AdvancePCS for the years ended March 31, 2003, 2002 and 2001 and at March 31, 2003 and 2002, and for the three month and nine month periods ended December 31, 2003 and 2002 and at December 31, 2003 and March 31, 2003, appear beginning on page F-1 of this Current Report on Form 8-K and are hereby incorporated by reference herein.

(b) Pro Forma Financial Information.

The following unaudited pro forma condensed combined balance sheet at December 31, 2003, reflects the merger as if it had occurred on that date. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2003, reflects the merger as if it had occurred on January 1, 2003.

The principal bases of the pro forma financial information are as follows:

•	The pro forma financial statements are based on the historical financial statements of the Company and AdvancePCS and give effect to the merger under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments as discussed in the accompanying notes to unaudited pro forma condensed combined financial information, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of AdvancePCS based on preliminary estimates of their fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements after valuation procedures and amounts are finalized within one year following the completion of the merger.

•	Certain pro forma adjustments have been made to the historical amounts reported by the Company and AdvancePCS to reflect the financial impact of the merger. These adjustments have been limited, in accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”), to those which are: (1) directly related to the merger; (2) expected to have a continuing impact on the combined company (in the case of the pro forma income statement), and (3) factually supportable. Adjustments to the pro forma balance sheet consist primarily of those necessary to reflect the financing activities associated with the merger and to allocate the purchase price the Company paid to the fair value of the net assets acquired from AdvancePCS. Adjustments to the pro forma condensed combined statement of income primarily reflect the ongoing impact of the financing transactions and purchase price allocations which would have been made at the pro forma merger date.

•	The tender offer and consent solicitation with respect to AdvancePCS’s 8 1/2% Senior Notes due 2008 (referred to in this Item 7 as the “AdvancePCS Senior Notes”) which was consummated by a subsidiary of the Company in conjunction with the AdvancePCS merger is reflected based on the actual amount of the AdvancePCS Senior Notes successfully tendered for.

•	No pro forma adjustment has been made to reflect the impact of conforming AdvancePCS’s accounting policy for retail copayments to that of the Company. See Note E for additional information.

•	The pro forma financial information does not give effect to any potential cost savings or operating synergies that the Company and AdvancePCS expect to result from the merger. The Company is in the process of finalizing a plan to integrate the operations of AdvancePCS with the operations of the Company.

•	AdvancePCS’s fiscal year ends on March 31, and its reported results have been aligned to match the Company’s December 31 fiscal year by adding subsequent interim period results to the most recent fiscal year-end information and deducting the comparable preceding year interim period results. See Note M to the Unaudited Pro Forma Condensed Combined Financial Information. In addition, certain amounts from AdvancePCS’s December 31, 2003, balance sheet have been reclassified to conform to the Company’s presentation. These reclassifications had no effect on AdvancePCS’s financial condition.

•	The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma information for illustrative purposes necessary to comply with requirements of the SEC. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including, but not limited to, the impact of incremental costs incurred in integrating the two companies. As a result, the pro forma financial information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of these pro forma financial statements. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

The pro forma financial information should be read in conjunction with the Company’s audited financial statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 9, 2004, and with the historical financial statements of AdvancePCS which appear beginning on page F-1 of this Current Report on Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2003

(In thousands)

	The Company	AdvancePCS	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$815,328	$130,316	$(691,965 (208,182 (91,709 46,212	)(A) )(B) )(C) (D)	$—

Accounts receivable, net	669,680	1,416,584	(5,826	)(F)	2,080,438
Inventories	204,939	326,874	—		531,813
Deferred tax asset, net	240,978	—	—		240,978
Prepaid expenses and other current assets	15,752	40,797	—		56,549

Total current assets	1,946,677	1,914,571	(951,470)		2,909,778

Property and equipment, net	159,769	143,097	—		302,866
Goodwill, net	49,171	1,274,320	(1,274,320 7,089,887	)(G) (H)	7,139,058

Other intangible assets, net	9,273	368,818	(368,818 947,100	)(G) (H)	956,373

Deferred tax asset, net	227,426	—	(227,426	)(I)	—
Other assets	81,312	58,824	(8,291	)(C)	125,972
			(5,873	)(G)

Total assets	$2,473,628	$3,759,630	$5,200,789		$11,434,047

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$385,362	$235,210	$—		$620,572
Claims and discounts payable	509,713	1,825,255	(5,826	)(F)	2,329,142
Other accrued expenses and liabilities	158,666	120,958	(3,960	)(B)	275,664
Income taxes payable	7,820	—	—		7,820
Current portion of long-term debt	2,500	46	—		2,546

Total current liabilities	1,064,061	2,181,469	(9,786)		3,235,744

Long-term debt, net of current portion	693,125	187,825	(183,825 46,212	)(B) (D)	743,337

Deferred tax liability, net	—	145,222	378,840 (227,426	(H) )(I)	296,636

Other long-term liabilities	75,804	47,338	16,529	(H)	139,671

Total liabilities	1,832,990	2,561,854	20,544		4,415,388

Commitments and contingencies

Stockholders’ equity:
Common stock	269	988	(988 191	)(G) (A)	460

Additional paid-in capital	1,762,477	817,763	(817,763 6,227,491 250,751	)(G) (A) (J)	8,240,719

Unearned stock-based compensation	—	—	(100,412	)(J)	(100,412)

Treasury stock	(28,782)	(107,488)	107,488	(G)	(28,782)
Shares held in trust	(101,103)	—	—		(101,103)
Accumulated earnings (deficit)	(981,233)	494,667	(494,667	)(G)	(981,233)
Accumulated other comprehensive loss	(10,990)	(8,154)	8,154	(G)	(10,990)

Total stockholders’ equity	640,638	1,197,776	5,180,245		7,018,659

Total liabilities and stockholders’ equity	$2,473,628	$3,759,630	$5,200,789		$11,434,047

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(In thousands, except per share amounts)

	The Company	AdvancePCS	Pro Forma Adjustments			Pro Forma Combined
Net revenue (1)	$9,067,291	$15,017,121	$	— (45,782	(E) )(F)	$24,038,630
Operating expenses:
Cost of revenues (1)(2)	8,299,190	14,339,465		— (45,782	(E) )(F)	22,592,873
Selling, general and administrative expenses	192,328	245,434		—		437,762
Depreciation and amortization	45,062	55,163		34,788	(H)	135,013
Interest expense, net	42,541	30,719		(14,177	)(D)	59,083
Stock option expense	—	—		44,000	(J)	44,000
Equity in loss of joint venture	—	5,645		—		5,645
Integration planning, relocation and merger-related charges	3,439	10,095		(13,534	)(C)	—

Income from continuing operations before provision for income taxes	484,731	330,600		(51,077)		764,254
Provision for income taxes	193,893	130,586		(20,431	)(K)	304,048

Income from continuing operations	290,838	200,014		(30,646)		460,206

Earnings per common share from continuing operations — basic	$1.13	$2.19				$1.06

Earnings per common share from continuing operations — diluted	$1.10	$2.05				$1.01

Average number of common shares outstanding — basic	257,925	91,415		85,473	(L)	434,813

Average number of common shares outstanding — diluted	264,781	97,703		92,704	(L)	455,188

(1)	Includes approximately $1.2 billion of retail copayments for Caremark and Pro Forma Combined. See Note F for additional information.
(2)	Excludes depreciation expense, which is presented separately.

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes To Unaudited Pro Forma Condensed Combined Financial Information

A. Purchase Price; Shares of Common Stock Issued; Sources and Uses of Funds. For each share of AdvancePCS common stock held, AdvancePCS stockholders received the value of 2.15 shares of the Company’s common stock, which was paid 90% in shares of the Company’s common stock (approximately 191 million shares) and 10% in cash (approximately $692 million in the aggregate (including amounts paid in lieu of issuing fractional shares)). Under the purchase method of accounting, the merger is accounted for such that the Company is treated as the acquirer and AdvancePCS is treated as the acquired company. As a result, the merger consideration, described above, is treated as purchase price to be paid by the Company to AdvancePCS stockholders.

Additionally, the Company issued replacement stock options under a formula whereby each AdvancePCS optionee received options to purchase 2.15 shares of the Company’s common stock for each underlying share of AdvancePCS stock (rounded to the nearest whole share). The per-share amount which will be paid to the Company upon exercise of these options equals the per-share amount which would have been paid to AdvancePCS divided by 2.15, so that the total amount to be paid by each optionee is not impacted by the conversion. Caremark Rx, Inc. stock options covering approximately 13.9 million underlying shares of the Company’s stock, with a weighted average exercise price of $10.20 per share, were issued to AdvancePCS optionees at the closing of the merger.

The purchase price paid to AdvancePCS stockholders at the closing of the merger on March 24, 2004, was as follows (in thousands, except ratios and per share amounts):

Purchase price allocated to AdvancePCS net assets:
Exchange ratio	2.15
Average price per share of Caremark Rx common stock for the five trading days ending March 17, 2004	$32.61

Total purchase price per share of AdvancePCS common stock	$70.11
Number of shares of AdvancePCS common stock outstanding	98,697

Total purchase price paid to AdvancePCS stockholders	$6,919,647
Transaction fees and executive severance (Note C)	100,000

Total purchase price excluding fair value of stock options	7,019,647
Non-cash purchase price - fair value of stock options and warrants, net (Note J)	150,339

$7,169,986

Purchase price summary:
Cash:
Cash paid to AdvancePCS stockholders	$691,965
Transaction fees and executive severance (Note C)	100,000

791,965
Non-cash:
Caremark Rx common stock	6,227,682
Fair value of stock options and warrants, net (Note J)	150,339

6,378,021

$7,169,986

Shares of Caremark Rx common stock issued:
Exchange ratio	2.15
Number of shares of AdvancePCS common stock outstanding	98,697
Percentage of consideration issued in Caremark Rx common stock	90%

190,979

Sources of funds:
Cash on hand	$945,644
Transaction fees paid prior to closing	8,291
Borrowings (Note D)	46,212

$1,000,147

Uses of funds:
Cash paid to AdvancePCS stockholders	$691,965
AdvancePCS Senior Notes Tender Offer (Note B)	208,182
Transaction fees (Note C)	75,000
Executive serverance (Note C)	25,000

$1,000,147

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

B. Tender Offer. In conjunction with the closing of the merger, Cougar Merger Corporation, the wholly-owned subsidiary of the Company that was formed to effect the merger, consummated a tender offer for the AdvancePCS Senior Notes. Of the 187,825 AdvancePCS Senior Notes outstanding, 183,825 were tendered for aggregate consideration of approximately $204.2 million plus accrued interest. Accrued interest would have totaled approximately $4 million at the pro forma merger date. 4,000 AdvancePCS Senior Notes remained outstanding after completion of the tender offer and are subject to a supplemental indenture whereby certain restrictive covenants and events of default governing the AdvancePCS Senior Notes were removed.

With respect to the Company’s and AdvancePCS’s outstanding debt and debt agreements, the pro forma presentation presumes the following:

•	The Company’s existing $300 million credit facility was replaced;

•	AdvancePCS’s existing credit facility, under which no amounts were outstanding at December 31, 2003, was terminated;

•	The Company’s trade receivables sales facility was replaced;

•	AdvancePCS’s accounts receivable securitization facility was terminated;

•	The Company’s 7 3/8% senior notes due 2006 will remain outstanding; and

•	AdvancePCS’s 8 1/2% senior notes due 2008 were tendered for, with approximately $4 million face amount remaining outstanding.

C. Transaction Fees and Other Costs. Various transaction fees and other costs, estimated to total approximately $75.0 million, have been or will be incurred by the Company in connection with the merger. These costs are estimated to be as follows (in millions): Investment banking—$50; Legal—$15 and Other—$10. Additionally, the Company paid severance and other benefits to certain former executives of AdvancePCS totaling approximately $25 million at or shortly after the closing. Approximately $13.5 million of expenses incurred by the Company and/or AdvancePCS in connection with the merger, including integration planning activities and relocation of the Company’s corporate headquarters to Nashville, Tennessee, have been eliminated in the pro forma statement of income for the year ended December 31, 2003.

D. Transaction Debt and Interest Expense. Closing the merger at December 31, 2003, would have required the Company to borrow approximately $46 million, and this amount has been reflected in a pro forma adjustment. No adjustment has been reflected for any additional borrowings which may have been required to fund working capital needs. The pro forma adjustment to interest expense, net, reflects the elimination of AdvancePCS’s historical interest expense related to the AdvancePCS Senior Notes tendered for ($16.3 million) offset by interest expense on incremental amounts borrowed at 4% ($1.8 million). A 1/8% change in interest rates would not have had a material effect on the pro forma presentation.

E. Retail Copayments. The Company and AdvancePCS have historically used different accounting policies regarding recognition of revenue for payments made directly by their customers’ benefit plan participants to the independent retail pharmacies in their networks, which are referred to as retail copayments. The Company recognized approximately $1.2 billion of retail copayment revenue for the year ended December 31, 2003. AdvancePCS has not historically recognized retail copayments as revenue but estimates, through the use of computer database queries and analytical procedures, that the amount of such copayments totaled approximately $4 billion for the year ended December 31, 2003.

AdvancePCS has not historically tracked retail copayments in its information systems, and estimates of such amounts made by AdvancePCS have not been subjected to the audit/review procedures performed by AdvancePCS’s independent auditors during the course of the annual audits and quarterly reviews required by SEC regulations and are not sufficiently accurate for the purpose of making a pro forma adjustment to reflect the impact of conforming AdvancePCS’s accounting policy for retail copayments to that of the Company. Exclusion of this pro forma adjustment does not impact the net income of the pro forma combined company.

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

Subsequent to the merger, AdvancePCS’s information systems will track retail copayment amounts, and the Company will record retail copayment revenue derived under the AdvancePCS customer contracts using the the Company’s retail copayment revenue recognition policy. Amounts of such copayments recorded by the Company subsequent to the merger may be materially different than the amounts estimated by AdvancePCS for prior periods due to many factors, including, but not limited to, the availability of actual amounts and the impact of routine benefit plan design changes enacted by AdvancePCS’s customers from time to time. These amounts also may not be proportional to the amounts historically recorded by the Company primarily due to differences in AdvancePCS’s and the Company’s customer bases and their benefit plan designs.

F. Inter-company Balances. The Company and AdvancePCS had trade receivables and payables between one another at December 31, 2003, totaling approximately $5.8 million, related to the Company’s specialty pharmacies being included in AdvancePCS’s pharmacy networks. These balances, as well as the Company’s related revenues and AdvancePCS’s related expenses for the year ended December 31, 2003, represent inter-company amounts which would ordinarily be eliminated in the preparation of consolidated financial statements. Therefore, a pro forma adjustment was made to reflect this inter-company elimination.

G. Elimination of Historical AdvancePCS Amounts. Under the purchase method of accounting, the historical goodwill (approximately $1.3 billion), other intangible assets (approximately $369 million) and deferred financing costs (included in other assets, approximately $6 million) recorded by AdvancePCS, as well as the historical stockholders’ equity of AdvancePCS, were eliminated upon the completion of the merger. Intangible assets are in the process of being reevaluated as described at Note H below, and the total stockholders’ equity of the combined company was increased over the pre-merger Company amounts by the fair value of the equity consideration received by AdvancePCS stockholders.

H. Purchase Price Allocation and Related Adjustments. Under the purchase method of accounting, the Company will allocate the purchase price paid to the fair value of the AdvancePCS assets acquired and liabilities assumed. The pro forma purchase price allocation is preliminary. The Company is currently evaluating details concerning individual assets and liabilities acquired from AdvancePCS; therefore, with the exception of an adjustment for approximately $16.5 million made to reflect updated actuarial assumptions regarding the fair value of the projected benefit obligations of certain of AdvancePCS’s employee benefit plans, the pro forma presentation presumes that the historical value of AdvancePCS’s assets and liabilities approximates fair value. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of independent analyses currently being conducted as further described below. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the purchase price allocation is finalized may differ materially from the pro forma amounts presented herein.

The preliminary pro forma purchase price allocation is summarized as follows (in thousands):

Excess of AdvancePCS liabilities assumed over tangible assets acquired	$(488,161)
Deferred tax liability for non-deductible identifiable intangible assets	(378,840)
Identifiable intangible assets acquired, net (see below)	947,100
Goodwill	7,089,887

$7,169,986

The preliminary allocation of the purchase price to identifiable intangible assets, along with their respective estimated useful lives, is as follows (in thousands):

Amortizable intangible assets:
Customer relationships (20 years)	$855,000
Non-compete agreement (2 years)	7,100
Other (primarily proprietary technology) (5 years)	10,000

872,100

Indefinitely lived intangible asset (not subject to amortization):
Trade names	75,000

$947,100

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

The pro forma adjustment to depreciation and amortization reflects the impact of the merger as follows (in thousands):

Year Ended December 31, 2003
Elimination of historical AdvancePCS amortization expense	$(13,512)
Amortization of customer relationships over 20 year estimated life	42,750
Amortization of covenant not to compete over 2 year estimated life	3,550
Amortization of other intangibles over 5 year estimated life	2,000

$34,788

For the purposes of the pro forma income statements, the Company has presumed that the value and life of each identifiable intangible asset which would have been recorded if the transaction were completed on January 1, 2003, are identical to those which the Company would have recorded at December 31, 2003. The purchase price allocation for identifiable intangible assets is preliminary and was made only for the purpose of presenting the pro forma financial information.

In accordance with Statement of Financial Accounting Standards No. 141, the Company is in the process of estimating the fair value of the assets acquired from AdvancePCS for purpose of allocating the purchase price. The Company has retained an independent financial advisory firm, which is referred to as the valuation firm, to conduct investigations and analyses of the assets acquired to assist it with the purchase price allocation, and the valuation firm has provided the Company with its preliminary conclusions upon which the related pro forma adjustments are based.

The valuation firm reviewed and summarized various information provided by AdvancePCS and discussed information regarding potential intangible assets with certain members of AdvancePCS’s management. As a result of these reviews and discussions, the valuation firm assisted with the Company’s conclusion that AdvancePCS’s contractual customer relationships constitute an identifiable intangible asset under the guidance set forth in Statement of Financial Accounting Standards No. 141. The valuation firm considered the terms of the contracts as provided by AdvancePCS and/or their counsel and the results of this review and related discussions to establish a preliminary estimate of the fair value and estimated useful life of these contractual customer relationships.

The valuation firm’s preliminary estimate of the fair value of these contractual customer relationships is based upon the present value of expected after-tax residual earnings. The analysis performed by the valuation firm included, among other things, an assessment of revenue from existing AdvancePCS customer contracts, revenue growth potential, probability of contract renewals, operating expenses and contributory charges for the use of other assets. The probability of contract renewals included a consideration of the historical renewal patterns and customer retention rates, discussions with AdvancePCS’s management and a statistical analysis based on survivor curve methodologies. The present value factors used by the valuation firm were based upon an estimate of the risk-adjusted cost of capital to reflect the risk of investment relative to alternative investments. The valuation firm will prepare final analyses and conclusions as soon as practicable, and the actual amounts recorded based on these final analyses and conclusions may differ materially from the pro forma amounts presented herein.

I. Deferred Tax Presentation. Under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, amounts of deferred income tax assets and liabilities are classified as current or non-current and are aggregated into net assets and liabilities in these categories. The Company has recorded a pro forma adjustment of approximately $227 million to reflect the application of this accounting standard to the pro forma balance sheet.

J. Fair Value of Stock Options and Warrants. At the closing of the merger, AdvancePCS stock options were exchanged for options to purchase shares of the Company’s common stock exercisable for that number of shares of the Company’s common stock equal to the number of shares of AdvancePCS common stock previously subject to the corresponding AdvancePCS stock option multiplied by 2.15 (rounded to the nearest whole share) at an exercise price equal to the current exercise price of the corresponding AdvancePCS stock option divided by 2.15 (rounded to the nearest full cent).

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

The fair value of the options and warrants issued to AdvancePCS optionees and warrantholders, net of the intrinsic value of unvested options, represents an additional cost incurred by the Company to acquire AdvancePCS. The intrinsic value of unvested options will be allocated to unearned compensation and will be expensed over the remaining service period. The intrinsic value method requires the issuer to recognize compensation expense based on the difference in the market price and the exercise price of options at their grant date. The aggregate fair value of stock options issued in the merger, computed using the actual number of AdvancePCS options converted to the Company’s options upon consummation of the merger, was calculated using the following assumptions as inputs to the Black-Scholes option valuation formula, multiple option method (in thousands, except per share amounts, ratios and percentages):

Weighted average expected term (years)	1.70
Weighted average risk-free interest rate	1.30%
Weighted average expected volatility	45%
Weighted average per-share fair value	$16.947
Number of shares underlying options	13,911

Aggregate fair value of stock options	$235,751
Aggregate fair value of warrants (1)	15,000

$250,751

Amount of option and warrant fair value allocated to purchase price	$150,339
Amount of stock option intrinsic value allocated to unearned compensation	100,412

$250,751

(1)	The Company also issued warrants to purchase 902,450 shares of the Company’s common stock at a weighted average price of approximately $5.32 per share to warrantholders of AdvancePCS at the closing. These amounts were determined through application of the 2.15 to 1 conversion ratio to both the number of shares and the per-share purchase price so that the total amount to be paid by each warrantholder was not impacted by the conversion. The aggregate fair value of these warrants, computed using the Black-Scholes option valuation formula, was approximately $15 million.

The pro forma adjustment for stock option expense for the year ended December 31, 2003, represents the amortization of unearned compensation related to the unvested options over their service periods and approximates the amount expected to be expensed by the Company in the twelve months following the completion of the merger.

K. Income Taxes. The pro forma adjustment to provision for income taxes represents the application of the Company’s effective statutory rate of 40% to the pro forma adjustments.

L. Average Number of Shares of AdvancePCS Common Stock Outstanding. Both the basic and diluted average number of shares of AdvancePCS common stock outstanding have been adjusted to reflect the impact of the merger by applying the 2.15:1 exchange ratio to amounts historically reported by AdvancePCS. 90% of the resulting amount, as applied to basic shares, represents the equivalent number of the Company’s shares issued to AdvancePCS stockholders, since the remaining 10% of the purchase consideration was paid in cash.

M. Alignment of Historical Results of AdvancePCS with the Company’s Fiscal Year. Given the fact that the Company has a fiscal year end of December 31 and AdvancePCS has a fiscal year end of March 31, AdvancePCS’s historical results have been aligned to match the Company’s December 31 fiscal year. Actual results reported by AdvancePCS for the periods used to compute the pro forma amounts for the year ended December 31, 2003, were as follows (in thousands):

	Year Ended December 31, 2003
	Fiscal Year Ended Mar. 31, 2003	Subtract: Nine Months Ended Dec. 31, 2002	Add: Nine Months Ended Dec. 31, 2003	Calendar Year Ended Dec. 31, 2003	Presentation Reclassifications		AdvancePCS
Revenues (1)	$14,110,879	$10,495,728	$11,401,970	$15,017,121	$—		$15,017,121
Cost of revenues (1)	13,555,231	10,093,962	10,916,566	14,377,835	(38,370	)(2)	14,339,465

Gross profit	555,648	401,766	485,404	639,286	38,370		677,656
Selling, general and administrative expenses	231,245	163,834	194,816	262,227	(16,793	)(2)	245,434
Depreciation and amortization	—	—	—	—	55,163	(2)	55,163
Merger-related charges	—	—	10,095	10,095	—		10,095

Operating income	324,403	237,932	280,493	366,964	—		366,964
Interest income	5,086	3,947	3,299	4,438	(4,438	)(3)	—
Interest expense	(43,658)	(33,386)	(24,885)	(35,157)	4,438	(3)	(30,719)
Loss on early retirement of debt	(2,444)	(2,444)	—	—	—		—
Loss from joint venture	(5,036)	(3,510)	(4,119)	(5,645)	—		(5,645)

Income before provision for income taxes	278,351	202,539	254,788	330,600	—		330,600
Provision for income taxes	(109,961)	(80,016)	(100,641)	(130,586)	—		(130,586)

Net income	$168,390	$122,523	$154,147	$200,014	$—		$200,014

(1)	Revenues and cost of revenues have been restated from amounts originally included in AdvancePCS’s financial statements for periods before March 31, 2003 to reflect AdvancePCS’s adoption of EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. See AdvancePCS’s Form 10-K/A for the fiscal year ended March 31, 2003, for more information.

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

(2)	Depreciation and amortization, which AdvancePCS has historically included in cost of revenues and selling, general and administrative expenses, as applicable, have been reclassified to conform to the Company’s presentation. This reclassification had no impact on AdvancePCS’s results of operations.
(3)	Interest income has been reclassified to conform to the Company’s net presentation of interest expense. This reclassification had no impact on AdvancePCS’s results of operations.

The number of basic and diluted shares of AdvancePCS common stock used to compute earnings per share for the year ended December 31, 2003, represents the mathematical average of the quarterly amounts reported by AdvancePCS for each fiscal quarter in this period.

N. Integration Plan. The Company is in the process of finalizing a plan to integrate the operations of the Company and AdvancePCS. Certain costs incurred under this plan may result in an increase to the purchase price allocated to the AdvancePCS assets acquired and liabilities assumed to the extent that they relate to severance or relocation benefits paid to AdvancePCS employees or to certain costs incurred to exit activities of AdvancePCS. The pro forma adjustment for these items has been limited to actual amounts incurred for termination benefits paid to certain former AdvancePCS executives subsequent to the closing of the merger as described in Note C. Additional amounts of such costs may be incurred upon finalization of the integration plan. To the extent that similar costs are incurred in relation to the Company’s employees or activities, these amounts will appear in the income statement of the combined company. The Company does not believe that these costs, to the extent they are actually incurred, will be material to the combined company’s financial position or results of operations.

(c) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
*2.1 —	Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark Rx, Inc., Cougar Merger Corporation and AdvancePCS, filed as Annex A to Amendment No. 3 to the Company’s Registration Statement on Form S-4, filed on January 20, 2004 and hereby incorporated herein by reference.

*3.1 —	Amendment to Third Restated Certificate of Incorporation of Caremark Rx, Inc., filed as Exhibit 3.3 to the Company’s Registration Statement on Form S-8 on March 31, 2004, is hereby incorporated herein by reference.

*4.1 —	Agreement Regarding Registration Rights between Caremark Rx, Inc., Joseph Littlejohn & Levy Fund III, L.P., and the other persons named on the signature pages thereof, dated as of September 2, 2003, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on September 4, 2003 and hereby incorporated by reference herein.

*10.1 —	Voting Agreement, dated as of September 2, 2003, among Caremark Rx, Inc. and Joseph Littlejohn & Levy Fund III, L.P., in its capacity as a stockholder of AdvancePCS, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on September 4, 2003 and hereby incorporated by reference herein.

*10.2 —	Amended and Restated Credit Agreement, dated as of March 24, 2004, among the Company, the Initial Lenders, Bank of America, N.A., Wachovia Bank, National Association and UBS Securities LLC, and JPMorgan Chase Bank, Banc of America Securities LLC and Wachovia Capital Markets, LLC d/b/a/ Wachovia Securities, acting in the capacities listed therein.

*10.3 —	Receivables Purchase Agreement dated as of March 24, 2004, among Caremark Receivables LLC, Caremark Inc., AdvancePCS Health, L.P., Caremark Rx, Inc., Caremark International, Inc., Blue Ridge Asset Funding Corporation, Jupiter Securitization Corporation, Atlantic Asset Securitization Corp., Wachovia Bank, National Association, Bank One, NA, and Credit Lyonnais New York Branch, acting in the capacities listed therein.

*10.4 —	Receivables Sale Agreement, dated as of March 24, 2004, among Caremark Inc., AdvancePCS Health, L.P. and Caremark Receivables LLC in the capacities listed therein.

*10.5 —	Fourth Supplemental Indenture, dated March 24, 2004, by and among AdvancePCS, AdvancePCS Health Systems, L.L.C., AdvancePCS SpecialtyRx, L.L.C., Dresing-Lierman, Inc., and Theracom, Inc., Consumer Health Interactive Inc., AdvancePCS Puerto Rico, Inc., AFC Receivables Holding Corporation, Accordant Health Services, Inc., and Accordant Integrated Services, Inc., and The Bank of New York Trust Company, N.A., acting in the capacities listed therein.

23.1 —	Consent of PricewaterhouseCoopers LLP.

*99.1 —	Press Release issued by the Company on March 24, 2004.

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Caremark Rx, Inc.

By:	/s/ HOWARD A. MCLURE
Howard A. McLure
Executive Vice President and Chief Financial Officer

Date: June 7, 2004

INDEX TO FINANCIAL STATEMENTS

ADVANCEPCS AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of AdvancePCS:

In our opinion, the consolidated financial statements listed in the accompanying index on page F-1 present fairly, in all material respects, the financial position of AdvancePCS and its subsidiaries at March 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The financial statements of the Company for the year ended March 31, 2001, prior to the revisions discussed in Note 2 to the consolidated financial statements, and the 2001 financial statement schedule information, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those statements and that schedule information dated May 29, 2001 (except with respect to the matter discussed in Note 15 to the previously issued financial statements, as to which the date is June 18, 2001).

As discussed above, the financial statements of the Company for the year ended March 31, 2001, were audited by other independent accountants who have ceased operations. As a result of the adoption of EITF 02-16 as described in Note 2 to the consolidated financial statements, these financial statements have been revised to classify amounts previously reported as “Revenues” as a reduction to “Cost of Revenues”. We audited the adjustment described in Note 2 that was applied to revise the 2001 consolidated financial statements. In our opinion, such adjustment described in Note 2 is appropriate and has been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of the Company other than with respect to such adjustment and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

/s/    PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

May 9, 2003 (except with respect to the matter discussed in Basis of Presentation in Note 2 relating to the adoption of EITF 02-16, as to which the date is June 18, 2003)

THE FOLLOWING REPORT IS A COPY OF A REPORT

PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP.

THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP AND

ARTHUR ANDERSEN LLP DID NOT CONSENT TO THE USE OF THIS REPORT IN THIS

JOINT PROXY STATEMENT/PROSPECTUS.

As discussed in Note 2, the Company has revised its financial statements for the year ended March 31, 2001 to include the adjustment as in accordance with EITF 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor”. The Arthur Anderson LLP report does not extend to these changes. The revisions to the 2001 financial statements related to this adjustment were reported on by PricewaterhouseCoopers LLP, as stated in their report appearing herein.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of AdvancePCS:

We have audited the accompanying consolidated balance sheets of AdvancePCS (a Delaware corporation) and subsidiaries as of March 31, 2000** and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2001***. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AdvancePCS and subsidiaries as of March 31, 2000** and 2001, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2001***, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Dallas, Texas,

May 29, 2001 (except with respect to the matter

discussed in Note 15*, as to which the date is June 18, 2001).

*	This reference refers to Note 15 on AdvancePCS’s Form 10-K for the fiscal year ended March 31, 2001.
**	The Company’s Consolidated Balance Sheet as of March 31, 2000 is not included in this joint proxy statement/prospectus.
***	The Company’s Consolidated Statement of Operations, Stockholders’ Equity and Cash Flows for the years ended March 31, 2000 and 1999 are not included in this joint proxy statement/prospectus.

Note: This is a copy of the report previously issued by Arthur Andersen LLP in connection with its audits of the financial statements appearing in AdvancePCS’ Annual Report on Form 10-K for the year ended March 31, 2001, which was filed with the SEC on June 29, 2001. This report has not been reissued by Arthur Andersen LLP in connection with the financial statements appearing in this joint proxy statement/prospectus.

AdvancePCS and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	March 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$111,247	$139,145
Accounts receivable, net of allowance for doubtful accounts of $15,586 and $26,150, respectively	1,627,931	1,225,929
Inventories	99,429	65,336
Prepaid expenses and other	25,647	18,008

Total current assets	1,864,254	1,448,418
Property and equipment, net of accumulated depreciation and amortization of $100,641 and $64,999, respectively	151,200	121,277
Goodwill	1,248,514	1,198,925
Intangible assets, net	380,806	373,041
Other noncurrent assets	67,970	82,303

Total assets	$3,712,744	$3,223,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$188	$1,523
Claims and accounts payable	2,005,306	1,557,909
Accrued salaries and benefits	46,960	38,602
Other accrued expenses	60,088	79,308

Total current liabilities	2,112,542	1,677,342
Noncurrent liabilities:
Long-term debt, less current portion	447,823	499,263
Deferred income taxes	147,803	134,878
Other noncurrent liabilities	34,102	35,221

Total liabilities	$2,742,270	$2,346,704

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized convertible preferred stock, $.01 par value; no shares issued and outstanding	$—	$—
Common stock, $.01 par value; 200,000,000 shares authorized
Class A common stock, $.01 par value; 82,502,362 and 79,927,079 shares issued, respectively	825	799
Class B-1 convertible common stock, $.01 par value; 12,913,334 shares issued and outstanding	130	130
Class B-2 convertible common stock, $.01 par value; 200 shares issued and outstanding	—	—
Additional paid-in capital	750,446	716,887
Accumulated other comprehensive loss	(11,596)	(12,686)
Accumulated earnings	340,520	172,130
Treasury stock, at cost
Class A common stock, 5,459,573 and no shares, respectively	(109,851)	—

Total stockholders’ equity	970,474	877,260

Total liabilities and stockholders’ equity	$3,712,744	$3,223,964

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Years Ended March 31,
	2003	2002	2001
Revenues	$14,110,879	$12,174,121	$6,490,391
Cost of revenues	13,555,231	11,722,530	6,261,231

Gross profit	555,648	451,591	229,160
Selling, general and administrative expenses	231,245	189,320	128,984
Non-recurring and impairment expenses	—	1,760	11,129

Operating income	324,403	260,511	89,047
Interest income	5,086	6,606	3,450
Interest expense	(43,658)	(64,185)	(45,332)
Loss from joint venture	(5,036)	(2,871)	—
Merger costs and other	—	—	(1,200)

Income before income taxes	280,795	200,061	45,965
Provision for income taxes	(110,914)	(79,015)	(24,291)
Income before extraordinary loss	169,881	121,046	21,674
Extraordinary loss on early retirement of debt, net of taxes of ($953) and ($3,469), respectively	(1,491)	(5,315)	—

Net income	$168,390	$115,731	$21,674

Basic
Income before extraordinary loss per share	$1.86	$1.43	$0.37
Extraordinary loss on early retirement of debt, net of taxes, per share	(.01)	(.06)	—

Net income per share	$1.85	$1.37	$0.37

Weighted average shares outstanding	91,094,114	84,432,319	58,290,114

Diluted
Income before extraordinary loss per share	$1.72	$1.23	$0.30
Extraordinary loss on early retirement of debt, net of taxes, per share	(.01)	(.05)	—

Net income per share	$1.71	$1.18	$0.30

Weighted average shares outstanding	98,508,329	98,338,265	72,377,586

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Years Ended March 31,
	2003	2002	2001
Common Stock—Class A (# of shares)
Balance at beginning of year	79,927,079	64,564,614	50,034,308
Conversion of Class B-2 Common Stock to Class A Common Stock	—	—	12,499,800
Conversion of Class B-1 Common Stock to Class A Common Stock	—	2,086,666	—
Issuance of stock for acquisitions	—	1,258,192	—
Stock issued with shelf offering	—	9,000,000	—
Stock issued with the exercise of options and warrants	2,575,283	3,017,607	2,030,506

Balance at end of year	82,502,362	79,927,079	64,564,614

Common Stock—Class A (dollars)
Balance at beginning of year	$799	$645	$500
Conversion of Class B-2 Common Stock to Class A Common Stock	—	—	125
Conversion of Class B-1 Common Stock to Class A Common Stock	—	20	—
Issuance of stock for acquisitions	—	13	—
Stock issued with shelf offering	—	90	—
Stock issued with the exercise of options and warrants	26	31	20

Balance at end of year	$825	$799	$645

Common Stock—Class B-1 (# of shares)
Balance at beginning of year	12,913,334	8,414,600	—
Issuance of Series B-1 Common Stock	—	—	8,414,600
Conversion of Series A-1 Preferred Stock to B-1 Common Stock	—	6,585,400	—
Conversion of Class B-1 Common Stock to Class A Common Stock	—	(2,086,666)	—

Balance at end of year	12,913,334	12,913,334	8,414,600

Common Stock—Class B-1 (dollars)
Balance at beginning of year	$130	$84	$—
Issuance of Class B-1 Common Stock	—	—	84
Conversion of Series A-1 Preferred Stock to B-1 Common Stock	—	66	—
Conversion of Class B-1 Common Stock to Class A Common Stock	—	(20)	—

Balance at end of year	$130	$130	$84

Common Stock—Class B-2 (# of shares)
Balance at beginning of year	200	200	—
Conversion of Series A-2 Preferred Stock to B-2 Common Stock	—	—	12,500,000
Conversion of Class B-2 Common Stock to Class A Common Stock	—	—	(12,499,800)

Balance at end of year	200	200	200

Common Stock—Class B-2 (dollars)
Balance at beginning of year	$—	$—	$—
Conversion of Series A-2 Preferred Stock to B-2 Common Stock	—	—	125
Conversion of Class B-2 Common Stock to Class A Common Stock	—	—	(125)

Balance at end of year	$—	$—	$—

Preferred Stock—Series A-1 (# of shares)
Balance at beginning of year	—	65,854	—
Issuance of Series A-1 Preferred Stock	—	—	65,854
Conversion of Series A-1 Preferred Stock to B-1 Common Stock	—	(65,854)

Balance at end of year	—	—	65,854

Preferred Stock—Series A-1 (dollars)
Balance at beginning of year	$—	$1	$—
Issuance of Series A-1 Preferred Stock	—	—	1
Conversion of Series A-1 Preferred Stock to B-1 Common Stock	—	(1)	—

Balance at end of year	$—	$—	$1

AdvancePCS and Subsidiaries

Consolidated Statements of Stockholders’ Equity—(Continued)

(in thousands, except share amounts)

	Years Ended March 31,
	2003	2002	2001
Preferred Stock—Series A-2 (# of shares)
Balance at beginning of year	—	—	—
Issuance of Series A-2 Preferred Stock	—	—	125,000
Conversion of Series A-2 Preferred Stock to B-2 Common Stock	—	—	(125,000)

Balance at end of year	—	—	—

Preferred Stock—Series A-2 (dollars)
Balance at beginning of year	$—	$—	$—
Issuance of Series A-2 Preferred Stock	—	—	1

Conversion of Series A-2 Preferred Stock to B-2 Common Stock	—	—	(1)

Balance at end of year	$—	$—	$—

Additional Paid-In Capital
Balance at beginning of year	$716,887	$351,256	$58,677
Stock issued with shelf offering	—	291,120	—
Tax benefit of stock options	16,904	18,489	7,266
Capital contribution from joint venture partner	—	1,225	—
Issuance of stock for acquisitions	—	39,061	274,896
Stock issued with the exercise of options and warrants	17,880	15,892	10,657
Other	(1,225)	(156)	(240)

Balance at end of year	$750,446	$716,887	$351,256

Accumulated Other Comprehensive Loss, Net of Taxes
Balance at beginning of year	$(12,686)	$(3,849)	$—
Pension liability adjustment, net of taxes of $2,749 and $2,586, respectively	(4,305)	—	(3,849)
Mark to market interest rate swap, net of taxes of $3,443 and ($5,650), respectively	5,395	(8,837)	—

Balance at end of year	$(11,596)	$(12,686)	$(3,849)

Accumulated Earnings
Balance at beginning of year	$172,130	$56,399	$38,695
Net income	168,390	115,731	21,674
Distributions to FFI owners	—	—	(3,970)

Balance at end of year	$340,520	$172,130	$56,399

Treasury Stock (# of shares)
Balance at beginning of year	—	—	—
Purchase of Class A Common Stock	5,549,761	—	—
Other	(90,188)	—	—

Balance at end of year	5,459,573	—	—

Treasury Stock (dollars)
Balance at beginning of year	$—	$—	$—
Purchase of Class A Common Stock	(111,468)	—	—
Other	1,617	—	—

Balance at end of year	$(109,851)	$—	$—

Comprehensive Income
Net income	$168,390	$115,731	$21,674
Pension liability adjustment, net of taxes of $2,749 and $2,586, respectively	(4,305)	—	(3,849)
Mark to market interest rate swap, net of taxes of $3,443 and ($5,650), respectively	5,395	(8,837)	—

Total comprehensive income	$169,480	$106,894	$17,825

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended March 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$168,390	$115,731	$21,674
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	47,001	38,161	47,797
Non-recurring and impairment expenses	—	—	7,862
Provision for doubtful accounts	10,996	10,169	8,204
Deferred income taxes	1,714	25,948	(2,855)
Extraordinary loss on early retirement of debt, net of taxes	1,491	5,315	—
Value of options and warrants issued	—	—	3,785
Change in certain assets and liabilities—
Accounts receivable	(397,285)	(212,552)	(277,558)
Inventories	(34,035)	(24,239)	(2,068)
Prepaid expenses and other noncurrent assets	(964)	32,417	(2,632)
Claims and accounts payable, accrued expenses and other noncurrent liabilities	471,295	152,337	288,071

Net cash provided by operating activities	268,603	143,287	92,280

Cash flows from investing activities:
Proceeds from sale of property & equipment	1,201	—	—
Purchases of property and equipment	(69,339)	(51,112)	(41,197)
Acquisition, net of cash acquired, and investment in affiliates	(79,261)	(13,349)	(722,045)

Net cash used in investing activities	(147,399)	(64,461)	(763,242)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	17,170	306,636	6,759
Capital contribution, AdvancePriority SpecialtyRx	—	1,225	—
Purchase of Class A Common Stock—Treasury Stock	(111,468)	—	—
Stock issued to fund acquisition	—	—	150,000
Issuance of debt to fund acquisition	—	—	620,000
Issuance of Senior Notes to fund acquisition	—	—	200,000
Net activity on credit facilities	—	(95,000)	(25,000)
Net borrowings on asset securitization facility	109,998	150,000	—
Repayment of Rite Aid senior subordinated notes	—	—	(200,000)
Repayment of debt	(163,147)	(409,834)	—
Deferred financing costs	(1,655)	(2,756)	(22,022)
Distributions to FFI owners	—	—	(3,970)

Net cash (used in) provided by financing activities	(149,102)	(49,729)	725,767

Net (decrease) increase in cash and cash equivalents	(27,898)	29,097	54,805
Cash and cash equivalents, beginning of year	139,145	110,048	55,243

Cash and cash equivalents, end of year	$111,247	$139,145	$110,048

Supplementary information:
Cash paid for interest	$47,037	$53,807	$32,974
Cash paid for income taxes	$91,979	$18,906	$21,000
Non-cash transactions:
Assets acquired and liabilities assumed (see Note 5)

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of Business

AdvancePCS, a Delaware corporation, and its subsidiaries (the “Company” or “AdvancePCS”) provide a wide range of health improvement services designed to manage costs and improve the quality of care delivered to health plan members. Services include integrated mail service and retail pharmacy networks, formulary development and management, rebate negotiation and management, specialty pharmacy, disease management, clinical trials, outcomes research, information management, prescription drug services for the uninsured and online health information. The Company markets its services to managed care organizations, third-party health plan administrators, insurance companies, government agencies, employer groups and labor union-based trusts.

On October 1, 2001, the Company announced a two-for-one split of its common stock, affected in the form of a stock dividend. The record date was October 23, 2001 and the date of payment was November 2, 2001. Financial and share information contained throughout this joint proxy statement/prospectus have been retroactively adjusted to reflect the impact of the stock split.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of AdvancePCS and its 100% owned subsidiaries and affiliates. Effective September 30, 2001 the Company acquired the remaining equity interests of Consumer Health Interactive, Inc. (CHI), which it did not previously own. The acquisition of the remaining 81% equity interest was accounted for using the purchase method of accounting and made CHI a wholly owned consolidated subsidiary. Prior to the complete acquisition of CHI, the Company had accounted for its 19% interest in CHI on the cost basis. In accordance with Accounting Principals Board Opinion (APB) No. 18 “The Equity Method of Accounting for Investments in Common Stock” (APB 18), all prior period financial statements have been restated to account for CHI as though the Company had accounted for its investment on the equity method.

The Company adopted EITF released Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” (EITF 02-16), in the fourth quarter of fiscal 2003 by retroactively reclassifying all prior years to conform with the presentation for fiscal 2003. As a result of the adoption, fiscal years 2003, 2002 and 2001 revenues have been reduced by $1.4 billion, $933.2 million and $533.9 million, respectively, representing the gross amounts of rebates and administrative fees received from pharmaceutical manufacturers. Cost of revenues have been reduced by the same amounts. See “Recently Adopted Accounting Pronouncements”. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the purchase price, and the fair market value of the assets acquired and liabilities assumed in its acquisitions, clinical service revenues and costs, reserves for performance and service guarantees, reserves for uncollectible accounts and contract losses, pension and other post-retirement benefits, depreciation and amortization rates for property and equipment and computer software and the value of various investments. The Company continually evaluates the appropriateness of the amounts recorded and revises these estimates regularly. Actual results could differ from those estimates.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Operating Segment

The Company operates as a single segment. Over 98% of its revenues are derived from sales of prescription drugs to members of the Company’s customers, either through its mail and specialty pharmacies (Mail Services) or its networks of contractually affiliated retail pharmacies (Data Services). Data Services and Mail Services are both within the Company’s pharmacy benefit management business and are not distinct business activities but merely separate methods of distribution of its prescription services products. The Company’s pharmacy benefit management business services are offered to each of its customers as part of the Company’s overall customer offering and are negotiated as part of a single contract.

In addition to the review of the consolidated financial information, the chief executive officer of the Company, who is considered the chief operating decision-maker (CODM), also reviews discrete revenue information. The information reviewed by the CODM does not correlate revenues to expenses by product offering. The CODM does not make resource allocation decisions based on profitability of individual product offerings. Revenue information is reflected below for each of the periods presented.

	Year Ended March 31,
	2003(1)	2002	2001(2)
	(in thousands, except per share data)
Revenues(3):
Data Services	$11,609,479	$10,483,763	$5,685,948
Mail Services	2,303,117	1,501,522	687,274
Clinical and Other Services	198,283	188,836	117,169

Total revenues	$14,110,879	$12,174,121	$6,490,391

(1)	Includes Accordant data since the acquisition in November 2002.
(2)	Includes PCS data since the acquisition in October 2000.
(3)	Revenues have been retroactively reclassified to reflect the adoption of EITF 02-16 in the fourth quarter of fiscal 2003.

Concentration of Business

A significant portion of the Company’s revenues result from contracts with certain key customers. These contracts normally have terms of one to ten years with renewal options. Customers accounting for over 10% of total revenues consisted of the following at March 31:

	2003		2002		2001
Federal Employee Program	12%		13%		11%
HealthNet		*		*	14%

*	less than 10%

Cash and Cash Equivalents

Cash and cash equivalents include overnight investments, money market accounts and high-grade commercial paper with original maturities of three months or less. The Company’s practice is to invest cash with financial institutions that have acceptable credit ratings and to limit the amount of credit exposure to any one financial institution. In December 2001, AdvancePCS entered into a receivables purchase and servicing agreement with GE Capital Corporation. As a result of the agreement and the structure of the transfer of funds, approximately $9.9 million and $19.7 million of cash is restricted as of March 31, 2003 and 2002, respectively.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Accounts Receivable

Accounts receivable balances represent customer trade receivables generated from the Company’s Data and Mail Services. Also included in accounts receivable are receivables from vendors for the Company’s Clinical and Other Services whereby the Company recognizes rebates and administrative fees receivable from pharmaceutical manufacturers. Based on the Company’s revenue recognition policies, certain claims at the end of the period are unbilled. Revenue and unbilled receivables for those claims are estimated each period based on the amount to be paid to the pharmacies and historical gross margin. Estimates are adjusted to actual at the time of billing. In addition, revenue and unbilled receivables for rebates are calculated quarterly based on an estimate of rebatable prescriptions and rebate per prescription. These estimates are adjusted to actual when the number of rebatable prescriptions and rebate per prescription have been determined and the billings to the pharmaceutical manufacturers have been completed. As of March 31, 2003 and 2002, unbilled receivables were $883.5 million and $686.2 million, respectively. Corresponding amounts payable to retail pharmacies (for claims) or to plan sponsors (for rebates) are recorded at the time the unbilled receivables are recorded. Unbilled receivables to plan sponsor customers are typically billed within 15 days and unbilled receivables to manufacturers are typically billed within 90 days, based on the respective contractual billing schedules.

To reduce the potential for credit risk, the Company evaluates the collectibility of customer balances based on a combination of factors but does not generally require significant collateral. The Company regularly analyzes significant customer balances, and, when it becomes evident a specific customer will be unable to meet its financial obligations to the Company, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, a specific allowance for doubtful account is recorded to reduce the related receivable to the amount that is believed reasonably collectible. The Company also records allowances for doubtful accounts for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experiences. If circumstances related to specific customers change, estimates of the recoverability of receivables could be further adjusted.

Inventories

Inventories consist of purchased pharmaceuticals and are stated at the lower of cost or market under the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over estimated useful lives of the respective classes of assets (see Note 6). Leasehold improvements are amortized over the lives of the assets or the lease terms, whichever is shorter. Major renewals and betterments are added to the property and equipment accounts while costs of repairs and maintenance are charged to operating expenses in the period incurred. The cost of assets retired, sold, or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts and the resultant gain or loss, if any, is reflected in the consolidated statement of operations.

Computer Software

The Company capitalizes costs related to software developed or obtained for internal use in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. These assets, included in property and equipment in the consolidated balance sheets, relate to the Company’s Mail Operating, Claims Processing and Customer Relations Management systems. Such costs generally consist of professional services provided by third parties and employee compensation, in each case

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

incurred either during the application development stage or in connection with upgrades and enhancements that increase functionality. Such costs are amortized over their estimated useful lives, generally three to ten years. Costs incurred during the preliminary project stage of development as well as maintenance costs are expensed as incurred.

Joint Venture

In February 2001, the Company entered into an agreement with Express Scripts and Medco Health Solutions, Inc., to form RxHub, LLC (RxHub) to develop electronic prescribing technology. The Company owns one third of the equity of RxHub. The Company has recorded its investment in RxHub under the equity method of accounting and records its proportionate share of RxHub’s loss in the Company’s consolidated statement of operations.

Asset Impairment

Long-lived assets and intangible assets are tested for recoverability whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. Examples of such events could include a significant adverse change in the extent or manner in which the asset is used, a change in its physical condition, or new circumstances that would cause an expectation that it is more likely than not the Company would sell or otherwise dispose of a long-lived asset significantly before the end of its previously estimated useful life.

The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

The Company evaluates goodwill for impairment based on a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is necessary to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to that excess. The results of the Company’s fiscal 2003 fourth quarter testing resulted in no impairment charges.

The Company determines the fair value of reporting units by using a discounted cash flow model based on future operations. Goodwill is tested annually during the fourth quarter of each fiscal year and when events or circumstances occur indicating possible impairment.

Asset Securitization Facility

In December 2001, the Company securitized certain of its accounts receivable pursuant to a $150 million facility (the Asset Securitization Facility). The proceeds were used to repay $150 million of the Term B note that had a balance outstanding of approximately $300 million at that time. In June 2002, the Company increased the Asset Securitization Facility to $300 million and used the proceeds to repay the remaining $150 million of its Term B note. The Asset Securitization Facility is included in the debt balance at March 31, 2003 and will continue to be reflected “on-balance sheet”.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Fair Value of Financial Instruments

The carrying values of cash, receivables, payables and accrued liabilities approximate the fair values of these instruments because of their short-term maturities. The carrying value of the Company’s bank debt approximated fair value at March 31, 2003 and 2002. The carrying value of the Company’s Senior Notes, was 107% of par value at March 31, 2003 and approximated fair value at March 31, 2002.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 137 and 138 (SFAS 133), which requires all derivative financial instruments, such as interest rate swaps, to be recognized as either assets or liabilities in the statement of financial position and measured at fair value.

The Company has entered into an interest rate swap as of November 2000 in order to manage exposure to interest rate risk. This swap agreement is a cash flow hedge, as it requires the Company to pay fixed-rates of interest, which hedges against changes in the amount of future cash flows associated with variable interest obligations. Accordingly, the fair value of the swap agreement is reported on the consolidated balance sheets in other accrued expenses and the related gains or losses on this agreement are deferred in consolidated statements of stockholders’ equity as a component of other comprehensive income. These deferred gains or losses are then recognized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recorded in the consolidated statements of operations. The fair value of the swap was based upon quoted market prices and represents the estimated amount the Company would have to pay to terminate the swap agreement taking into account current interest rates at March 31, 2003.

Rebate Guarantees

Agreements with certain health plan sponsor customers contain provisions that require the Company to obtain a minimum rebate per claim from pharmaceutical manufacturers in order to generate additional savings for health plan sponsor customers. Failure to achieve the minimum rebate per claim results in an obligation by the Company to the health plan sponsor customer. The obligation is equivalent to the difference between the actual rebate per claim obtained and the minimum stated in the health plan sponsor customer agreement, which is then multiplied by the number of claims processed in a specified period. The Company continually monitors the health plan sponsor customers’ rebate per claim and recognizes a liability when it appears unlikely the average rebate per claim will meet or exceed the stated minimum.

If circumstances related to collectibility assumptions of pharmaceutical manufacturers rebates change, including changes in market conditions (e.g., drug patent expiration) or member quantity, that materially alter drug utilization patterns and adversely affect the pharmaceutical manufacturers rebates obtained, rebate guarantee obligations could increase, resulting in a charge to earnings.

Performance Guarantees

Agreements with certain health plan sponsor customers contain plan performance guarantees that require the Company to meet various operational standards, including items such as customer service wait time, abandoned customer service calls and mail pharmacy turn around time. Certain contracts require 100% guarantee in achieving various operational standards. Failure to achieve the operational standards results in penalty payments to the health plan sponsors by AdvancePCS. The Company continually monitors operational performance against the standards outlined in health plan sponsor customer contracts. A loss is recorded as a liability. If the Company

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

experiences changes in events or circumstances that adversely impact operations, performance guarantee obligations could increase resulting in a charge to earnings.

Service Guarantees

Agreements with certain health plan sponsor customers contain guarantees relating to an efficient and effective transition into the Company’s services (implementations). Failure to achieve an efficient and effective transition on the Company’s part results in an obligation to health plan sponsor customers. Obligations are estimated based on the success of recently transitioned health plan sponsor customers.

Income Taxes

Deferred tax assets and liabilities are recognized using statutory tax rates based on temporary differences between the financial statement basis and tax basis of assets and liabilities.

In assessing the need for a valuation allowance, the Company estimates future taxable income, considering the feasibility of ongoing tax planning strategies and the realizability of tax loss carryforwards. Valuation allowances related to deferred tax assets can be impacted by changes to tax laws, changes to statutory tax rates and future taxable income levels. In the event it is determined that all or a portion of the deferred tax assets cannot be realized in the future, the Company will adjust such amounts by increasing the valuation allowance through a charge to income in the period that such determination was made. Conversely, if it were determined that the deferred tax assets were realizable in the future in excess of the net carrying amounts, the Company would decrease the recorded valuation allowance through an increase to income in the period that such determination was made.

Employee Benefit Plans

Retirement plan benefits include both a defined contribution retirement plan and a defined benefit pension plan. The defined benefit pension plan was acquired with the PCS acquisition and has been frozen to new participants since the acquisition date. In addition, employees may participate in an Employee Stock Purchase Plan.

Under the provisions of SFAS No. 87 “Employer’s Accounting for Pensions,” measurement of the obligations under the defined benefit pension plan are subject to a number of assumptions. These include the rate of return of plan assets, health care costs and compensation trend rates, and the rate at which the future obligations are discounted to value the liability at year-end.

Other Loss Contingencies

Other loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will exceed the recorded provision. Contingent liabilities are often resolved over long time periods. The Company evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss.

Revenue Recognition

The Company’s revenues are derived principally from sales of prescription drugs to members of its customers, either through its mail and specialty service pharmacies (Mail Services) or its networks of

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

contractually affiliated retail pharmacies (Data Services). The Company also provides clinical and other services as part of its overall health improvement service offerings.

When the Company provides formulary management services (formulary development and manufacturing contracting) to a customer in conjunction with claims processing, it records rebates and administrative fees received from pharmaceutical manufacturers as a reduction of cost of revenues and the portion of the rebate payable to customers is treated as a reduction of revenue.

Data Services

Plan sponsor customer contracts are evaluated using the indicators of EITF No. 99-19 “Reporting Gross Revenue as a Principal vs. Net as an Agent” (EITF 99-19), to determine whether the Company acts as a principal or an agent in the fulfillment of prescriptions through the retail pharmacy network.

Revenues are recorded gross when the Company adjudicates claims for plan sponsor customers that have contractually agreed to use the AdvancePCS contracted pharmacy network. The Company acts as principal under EITF 99-19 when adjudicating claims for plan sponsors through its contracted pharmacy network for the following reasons:

•	The Company negotiates a contract with the plan sponsor customer and also negotiates contracts with retail pharmacies. Neither the plan sponsor nor the retail pharmacy can look through the Company and claim directly against the other party. Both contracts with these parties are separate and each only contracts with the Company. Each party must deal directly with AdvancePCS and cannot deal with each other directly;

•	The Company determines through negotiations which retail pharmacies will be included or excluded in its network to be offered to the plan sponsor customer, based on price, access, etc.;

•	The Company is responsible to the plan sponsor customer: (1) to provide the fulfillment to the plan’s members, (2) to validate a claim and (3) to manage the claim economically for the plan through its adjudication process;

•	The Company sets total prescription prices for the pharmacy, including instructing the pharmacy as to how that price is to be settled; however, the plan sponsor customer determines the portion of the total price relating to co-pay amounts that will be paid by its members;

•	The Company manages the overall prescription drug relationship with the plan sponsor customer’s members;

•	The Company has credit risk for the price due to the pharmacy from the plan sponsor customer; and

•	The Company may realize a positive or negative margin represented by the difference between the negotiated ingredient costs received from the plan sponsor customer and the negotiated ingredient costs paid to its network pharmacies.

When adjudicated claims are recorded gross, the plan sponsor’s aggregate pharmacy benefit claim payment to the Company is recorded as revenue and the Company’s payment to the pharmacy provider is recorded as cost of revenue in the consolidated statement of operations. In contrast, when the Company adjudicates prescriptions at pharmacies that are under contract directly with its plan sponsor customer and there are no financial risks to the Company, the Company records only its claims processing fees as revenues and do not include prescription costs in revenues or cost of revenues (“net” reporting). If the Company had reported all of its data services revenues using net reporting, revenues and cost of revenues would have decreased by $11.0 billion, $10.0 billion

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

and $5.4 billion for the fiscal years ended March 31, 2003, 2002 and 2001, respectively. Certain incentive and other fees paid to customers upon the initiation of a contractual agreement are considered an integral part of overall contract pricing and are capitalized and amortized as a reduction of revenue on a straight-line basis over the life of the contract. The Company does not have responsibility to collect co-payments to be made by members to the retail pharmacy. Accordingly, the Company does not record member co-payments collected in the retail pharmacy as either revenue or cost of sales.

Mail Services

The Company contracts directly with plan sponsor customers to provide prescription drugs to their members. The Company is contractually committed to agreed upon turn around times, which is the time it takes to ship the prescription after receiving the written order. The Company also assumes the credit and inventory risk and collects co-payments from members. Therefore, for prescriptions dispensed through the AdvancePCS mail service pharmacy, the Company recognizes the total amounts paid by both the customer and the member (in the form of a co-payment) as revenue. Revenues from the dispensing of pharmaceuticals from the Company’s mail service pharmacy are recognized when each prescription is shipped.

Clinical and Other Services

When the Company earns rebates and administrative fees in conjunction with formulary management services (formulary development and manufacturer contracting) for customers, but does not process the underlying claims (rebate utility), it records rebates and administrative fees received from pharmaceutical manufacturers, net of the portion payable to customers, in revenue. In contrast, when the Company provides formulary management services and processes the claims, it records rebates and administrative fees received as a reduction of cost of revenues and the portion deliverable to the customer as a reduction of revenue.

The Company recognizes rebates and administrative fees receivable from pharmaceutical manufacturers and the corresponding amounts payable to customers when the prescriptions covered under the contractual agreements with the manufacturers are dispensed. The Company estimates the amount of rebates to be delivered to customers based on historical rates of rebates received as well as estimates of current rebates receivable from pharmaceutical manufacturers. These estimates are adjusted to actual when amounts are received from manufacturers and the portion deliverable to the customer is disbursed.

The Company also earns other revenue from pharmaceutical manufacturers for services such as formulary support services, outcomes studies and clinical trials. These services are negotiated separately with each pharmaceutical manufacturer and specify the services to be performed and the revenues and fees to be earned based on the delivery or completion of the services. The Company also earns revenues from its customers (primarily managed care organizations) for disease management services provided by Accordant Health Services, Inc. (Accordant), a wholly owned subsidiary acquired in November 2002. Accordant focuses on helping patients with complex, chronic and progressive diseases. The revenues of Accordant have been included in Clinical and Other services revenue since the date of the acquisition.

Cost of Revenues

Cost of revenues includes drug ingredient costs, labor, call center operations, information technology and other costs associated with the sale and/or dispensing of prescription drugs and providing clinical and other services. Rebates collected from pharmaceutical manufacturers on behalf of the Company’s health plan sponsor customers are recognized as a reduction of cost of revenues in accordance with EITF 02-16.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Selling, General and Administrative

Selling, general and administrative expenses reflect the costs of operations dedicated to generating new sales and maintaining existing customer relationships. These expenses also include costs relating to certain corporate functions including executive oversight, accounting, treasury, tax, legal, public affairs, human resources, procurement and other services.

Employee Stock-Based Compensation

SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure an Amendment of FASB Statement No. 123,” (SFAS 148) was issued to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” (SFAS 123) to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to the stock-based employee compensation and it amends APB No. 28 “Interim Financial Reporting” to require disclosure about those effects in interim financial information.

The Company adopted the new disclosure provisions but continues to account for stock options using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Under this method, compensation expense is recorded over the related service period when the market price exceeds the option price at the measurement date, which is the grant date for the options. Beginning in fiscal year 2001, all options were issued with an exercise price equal to the market price of the Company’s stock on the grant date. For the years ended March 31, 2003, 2002 and 2001, compensation expense of $824,000, $824,000 and $1.3 million, respectively, was recorded in each year for options granted in 2000. SFAS 123 grants an exception that allows companies currently applying APB 25 to continue using that method. Therefore, the Company has elected to continue applying the intrinsic value method under APB 25. Had compensation cost for these plans been determined consistent with SFAS 123 and 148, the Company’s net income and net income per share would have been reduced to the following pro forma amounts (in thousands):

	2003	2002	2001
Stock-based compensation, net of taxes:
As currently reported	$499	$499	$614
Pro forma	$13,447	$11,573	$5,544
Net income:
As currently reported	$168,390	$115,731	$21,674
Pro forma	$155,442	$104,657	$16,744
Basic net income per share:
As currently reported	$1.85	$1.37	$0.37
Pro forma	$1.71	$1.24	$0.29
Diluted net income per share:
As currently reported	$1.71	$1.18	$0.30
Pro forma	$1.58	$1.06	$0.23

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model using the following assumptions:

	2003	2002	2001
Expected life of options	3-5 years	3-5 years	3-5 years
Risk-free interest rate	2.68%	3.86%	5.74%
Expected volatility of stock	58%	64%	75%
Expected dividend yield	None	None	None

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

During each reporting period, fully diluted earnings per share are calculated by assuming that “in-the-money” options are exercised and the exercise proceeds are used to repurchase shares in the marketplace. When options are actually exercised, option proceeds are credited to equity and issued shares are included in the computation of earnings per common share, with no effect on reported earnings. Equity is also increased by the tax benefit that the Company will receive in its tax return for income reported by the optionees in their individual tax returns.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recently Adopted Accounting Pronouncements

In December 2002, the FASB issued SFAS 148 which amends SFAS 123 to provide alternative methods of voluntarily transitioning to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require disclosure of the method used to account for stock-based employee compensation and the effect of the method on reported results in both annual and interim financial statements. The disclosure provisions were adopted as of March 31, 2003. The Company has not yet reached a determination of whether and, if so, when to change the existing accounting for stock-based compensation to the fair value method in accordance with the transition alternatives of SFAS 148.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45 “Guarantor’s Accounting and Disclosures Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company’s financial position or results of operations.

In September 2002, the EITF released Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” (EITF 02-16). Under this pronouncement, any consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products and should, therefore, be characterized as a reduction of cost of revenues. This EITF applies to rebates and administrative fees received from pharmaceutical manufacturers. The Company had previously recorded rebates, net of the amount distributed to its customers and administrative fees as components of Clinical Services revenue. Prior period reclassification is allowed to the extent there is no impact on net income. The application of EITF 02-16 does not change the Company’s net income, gross profit or cash flows. As a result of the adoption, fiscal year 2003, 2002 and 2001 revenues have been reduced by $1.4 billion, $933.2 million and $533.9 million, respectively. Cost of revenues have been reduced by the same amounts.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. It nullifies the guidance in EITF Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. The adoption of SFAS 146 did not have a material impact on the Company’s financial position or results of operations.

In May 2002, the FASB issued SFAS No. 145 “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002” (SFAS 145). This Statement rescinds FASB Statement

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, and FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. This Statement restricts the classification of gains and losses from extinguishment of debt to only those transactions that are unusual and infrequent in nature as defined by APB Opinion No. 30 as extraordinary. The Company is required to adopt SFAS 145 by April 1, 2003. Upon adoption, gains and losses on certain future debt extinguishment, if any, will be recorded in pre-tax income. In addition, extraordinary losses of $1.5 million and $5.3 million, net of tax for the years ended March 31, 2003 and 2002, respectively, will be reclassified to income before income taxes to conform to the requirements under SFAS 145.

In November 2001, the EITF released Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer” (EITF 01-9). Under the pronouncement, any consideration given to a customer is characterized as a reduction of revenues. This EITF applies to rebates the Company collects on behalf of its plan sponsor customers and was effective for interim periods beginning after December 15, 2001. The Company had previously recorded its revenues, net of the amount amounts paid to its customers, which is consistent with that specified in EITF 01-9, which the Company adopted in fiscal year 2002, with no impact to its financial position or results of operations.

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (FIN 46), which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not provide sufficient equity at risk for the entity to support its activities. FIN 46 is effective for all variable interest entities created after January 31, 2003. For variable interest entities acquired or created prior to February 1, 2003, the provisions of FIN 46 must be applied to the first interim or annual period beginning after June 15, 2003. The Company does not have any variable interest entities and therefore, does not expect the adoption of FIN 46 to have a material impact on its financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). This statement amends SFAS 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and must be applied prospectively. The Company does not expect the adoption of SFAS 149 to have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150 “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). This statement established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 and must be applied prospectively by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The Company does not expect the adoption of SFAS 150 to have a material impact on its financial position or results of operations since the Company does not currently have any financial instruments with characteristics of both liabilities and equity.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Net Income Per Share

Basic net income per share is computed using the weighted average number of common shares (including both Class A common stock and Class B common stock) outstanding during the periods presented. Diluted net income per share is computed giving effect to all potentially dilutive common shares, assuming that such shares were outstanding during the periods presented. The weighted average diluted common shares outstanding were calculated under the “treasury stock” method in accordance with SFAS No. 128 “Earnings Per Share”.

Below is a reconciliation of basic weighted average shares outstanding to diluted weighted average shares outstanding (in thousands). Options to purchase 2.4 million shares of common stock were outstanding at March 31, 2003 but were excluded from the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the Company’s common stock during the applicable period (antidilutive). Antidilutive options to purchase shares of common stock at March 31, 2002 and 2001 were not material.

	Year Ended March 31,
	2003	2002	2001
Weighted average common shares outstanding—Basic	91,094	84,432	58,290
Preferred stock	—	—	7,500
Dilutive common stock equivalents:
Stock options and warrants	7,414	13,906	6,588

Weighted average common shares outstanding—Diluted	98,508	98,338	72,378

4. Goodwill and Intangibles

The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) effective April 1, 2001. SFAS 142 requires that goodwill no longer be amortized. Instead, all goodwill (including goodwill associated with acquisitions consummated prior to the adoption of SFAS 142) is to be evaluated for impairment annually or when events or circumstances occur indicating that goodwill might be impaired.

The Company completed its annual impairment test during the fourth quarter of fiscal year 2003, which did not result in an impairment charge.

The following is a summary of goodwill activity for the dates indicated (amounts in thousands):

March 31, 2001	$1,282,192
PCS final purchase price adjustment	(136,605)
TheraCom acquisition	39,134
CHI	10,562
Other	3,642

March 31, 2002	1,198,925
Accordant acquisition (see Note 5)	51,074
Other	(1,485)

March 31, 2003	$1,248,514

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following is a summary of intangible assets at the dates indicated (amounts in thousands):

	Year Ended March 31, 2003	Year Ended March 31, 2002
Amortized intangible assets, gross:
Customer base	$285,600	$265,600
Other	19,130	19,100

	304,730	284,700

Accumulated amortization of amortized intangible assets:
Customer base	(22,881)	(13,280)
Other	(6,310)	(3,646)

	(29,191)	(16,926)

Amortized intangible assets, net	275,539	267,774

Non-amortized intangible assets:
Trade Name—PCS	105,267	105,267

	$380,806	$373,041

The $20.0 million increase in amortizable intangible assets during the fiscal year represents the customer base acquired in the Accordant acquisition, see Note 5. The weighted average amortization period for amortizable intangible assets is 27.6 years (28.0 years—customer base and 8.1 years—other).

Amortization expense of amortizable intangible assets was $12.3 million, $10.9 million and $14.0 million for the years ended March 31, 2003, 2002 and 2001, respectively. The future estimated amount of amortization expense of amortizable intangible assets is summarized below (in thousands):

Years Ending March 31,
2004	$13,484
2005	13,484
2006	12,380
2007	12,272
2008	11,576

Total	$63,196

Upon adoption of SFAS 142, the Company determined that the $105.3 million in trade names, acquired with the acquisition of PCS, had an indefinite useful life. Current circumstances and conditions continue to support that determination.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As required by SFAS 142 the results for the prior year’s financials have not been restated. The following table reflects net income and basic and diluted earnings per share, giving effect to SFAS 142 as if it were adopted on April 1, 2000 (in thousands):

	Year Ended March 31, 2003	Year Ended March 31, 2002	Year Ended March 31, 2001
Reported net income	$168,390	$115,731	$21,674
Add back: Goodwill amortization (net of tax)	—	—	21,562
Add back: Amortization of trade name and workforce	—	—	1,491

Adjusted net income	$168,390	$115,731	$44,727

Basic net income per share:
Reported net income per share	$1.85	$1.37	$0.37
Adjusted net income per share	$1.85	$1.37	$0.76
Diluted net income per share:
Reported net income per share	$1.71	$1.18	$0.30
Adjusted net income per share	$1.71	$1.18	$0.62

5. Acquisitions and Joint Ventures

In November 2002, the Company acquired 100% of the common stock of privately held Accordant, a disease management company that focuses on helping patients with complex, chronic and progressive diseases. The aggregate purchase price of $71.5 million, net of cash acquired, includes the final determination of the working capital adjustment and transaction costs. The results of Accordant have been included in the Company’s consolidated financial statements since the acquisition date. The agreement includes a provision for the payment of up to an additional $25 million, dependent upon Accordant achieving certain financial and operating targets in calendar year 2003. Any additional consideration will be paid during calendar year 2004 and treated as an adjustment to the purchase price. The acquisition of Accordant was accounted for using the purchase method of accounting, in accordance with SFAS 141, “Business Combinations”.

Shown below is the preliminary purchase price allocation (in thousands), which summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

Preliminary Purchase Price Allocation
Current assets	$5,524
Property and equipment	567
Goodwill	51,074
Customer base	20,000
Liabilities assumed	(5,616)

Net assets acquired	$71,549

The final allocation of the purchase price will be based on appraisals, which are currently being finalized. The $51.1 million of acquired goodwill is not tax deductible.

In August 2001, the Company completed the acquisition of 100% of the equity of Dresing-Lierman, Inc. and its wholly owned subsidiary, TheraCom Inc. (collectively, TheraCom), a specialty pharmacy and distribution company located in Bethesda, Maryland. The aggregate purchase included the issuance of 1.3 million shares of

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Class A common stock, of which 384,006 shares were placed in escrow. Of these, 166,956 of the escrowed shares were held in escrow as additional consideration for the acquisition of TheraCom, the payment of which was conditioned upon TheraCom achieving specific future financial performance goals. The remaining 217,050 shares were held in escrow to satisfy any indemnification claims the Company may have arising out of the acquisition, including those related to the settlement of certain outstanding TheraCom litigation. In addition, the Company paid $10.6 million to eliminate TheraCom’s outstanding indebtedness. The acquisition was accounted for using the purchase method of accounting. The excess of the purchase price paid over the net identifiable assets and liabilities of TheraCom, $39.1 million, was recorded as goodwill. The Company also recognized $4.7 million in intangible customer contracts.

The Company determined that TheraCom achieved the specified performance goals and in January 2003, 166,956 shares were released to the former TheraCom shareholders from the additional consideration escrow. In January 2003, 34,188 shares of Class A common stock were also withdrawn from the indemnification claims escrow and returned to the Company to satisfy the indemnification claim arising from the settlement of litigation between TheraCom and one of its former shareholders. Any shares returned to the Company will be held in treasury.

In June 2001, the Company established a joint venture, AdvancePriority SpecialtyRx (the venture), with Priority Healthcare Corp. (Priority Health), a national specialty pharmacy and distribution company. Priority Health owned 49% and AdvancePCS owned 51% of the venture. Effective February 2003, the Company purchased Priority Health’s 49% of the venture, making AdvancePriority SpecialtyRx a wholly owned subsidiary. The acquisition was accounted for using the purchase method of accounting, in accordance with SFAS 141, “Business Combinations”.

In October 2000, the Company acquired all of the equity of PCS. The aggregate purchase price paid by the Company was approximately $1.0 billion, of which the Company paid Rite Aid, the seller, $675 million in cash and issued to Rite Aid $200 million in senior subordinated notes and $125 million in the Company’s convertible preferred stock. The senior subordinated notes were paid in full in March 2001 through proceeds obtained from the issuance of $200 million in Senior Notes. The cash portion of the purchase price was financed with the proceeds of an $825 million senior secured credit facility and $150 million in equity financing committed by Joseph, Littlejohn & Levy, Inc. (JLL). The acquisition of PCS has been accounted for using the purchase method of accounting. The Company incurred approximately $50 million in acquisition costs.

The allocation of the net purchase price is as follows (in thousands):

Assets	$667,274
Goodwill	1,075,652
Intangible assets	382,400
Liabilities assumed	(968,514)
Deferred income tax liability	(106,812)

Net purchase price	$1,050,000

The excess of the purchase price paid over the net identifiable assets and liabilities of PCS has been recorded as goodwill.

In July 2000, the Company completed a merger with First Florida International (FFI). The Company issued seven million shares of its Class A common stock in exchange for all of the outstanding shares of FFI. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. The historical

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

financial results have been restated in accordance with Accounting Principles Board Opinion (APB) No. 16 “Business Combinations” (APB 16) to reflect the merger as though FFI had always been a part of the Company.

In January 2000, the Company acquired a 19% interest in CHI, an Internet health portal development company, with an option to acquire the additional interest. Effective September 30, 2001 the Company acquired the remaining equity interests of CHI, which the Company did not previously own. The acquisition of the remaining interest was accounted for using the purchase method of accounting. The acquisition of the remaining 81% equity interest was completed with cash of $9.2 million, making CHI a wholly owned consolidated subsidiary. Prior to the complete acquisition of CHI, the Company had accounted for its 19% interest in CHI on the cost basis. In accordance with APB 18, all prior period financial statements have been restated to account for CHI as though the Company had accounted for its investment on the equity method.

6. Property and Equipment

Property and equipment and their respective useful lives consisted of the following (in thousands):

	March 31,		Useful Lives
	2003	2002
Land and Building	$11,988	$11,770	15 to 20 years
Leasehold Improvements	23,917	14,379	8 to 10 years
Furniture and Fixtures	17,696	13,573	8 to 10 years
Computer Equipment and Software	186,366	136,812	3 to 10 years
Equipment	11,874	9,742	3 to 5 years

	251,841	186,276
Less—Accumulated depreciation and amortization	(100,641)	(64,999)

	$151,200	$121,277

Depreciation and amortization expense for 2003, 2002 and 2001 was $34.7 million, $27.2 million and $17.1 million respectively.

7. Debt

The Company’s long-term debt consists of the following (in thousands):

	March 31,
	2003	2002
Asset Securitization Facility, with interest at funding agent’s A-1 +/P-1 commercial paper rate of 1.33% and 1.91%, respectively, plus ..85% and .65%, respectively, due December, 2006	$259,998	$150,000
Senior Notes, with interest at 8 1/2%, due March, 2008	187,825	200,000
Other	188	—
Term B, with interest at LIBOR plus 3.25%, due October, 2007	—	150,786

	448,011	500,786
Less current portion	(188)	(1,523)

Total Long Term Debt	$447,823	$499,263

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

In conjunction with the acquisition of PCS, the Company obtained an $825 million Senior Secured Credit Facility that included a $175 million revolving credit facility, a $100 million interim revolving credit facility and two term notes (Term A and Term B) totaling $550 million. The Term A note was due on October 2, 2005 but was fully repaid in fiscal 2002 from the proceeds of the Company’s equity offering along with a portion of the Term B note, see Note 12. The remainder of the Term B note was repaid with the proceeds from the Asset Securitization Facility, discussed below. The $100 million interim facility was eliminated, and the revolving credit facility expires on October 2, 2005. As of March 31, 2003, the Company had no amount outstanding under this revolving credit facility.

In September 2002, the Company amended its Senior Secured Credit Facility to increase the size of its revolver from $175 million to $275 million. No amounts were outstanding under the revolving facility at March 31, 2003. The credit facility contains covenants that are typical for this type of debt, including limitations on capital expenditures, minimum fixed charge, interest coverage and total leverage ratios. The Company is in compliance with all covenants.

Also in connection with its acquisition of PCS, the Company issued to Rite Aid, $200 million in senior subordinated notes. In March 2001, the Company issued $200 million of Senior Notes due 2008 (Senior Notes). The proceeds from this offering were used to retire the $200 million senior subordinated notes due 2010 that were issued to Rite Aid. In the second quarter of fiscal year 2003, the Company repurchased a portion of the Senior Notes with a face value of approximately $12.2 million in open market transactions. The Senior Notes contain covenants that are typical for this type of debt including, among others, fixed charge ratio, payment of dividends and sales of assets. There are no restrictions on the ability of the guarantors to pay dividends, make loans or advances to the parent.

The Senior Notes are guaranteed until the due date or when repaid, if sooner, for the outstanding balance, by all of the Company’s existing and future domestic subsidiaries (Guarantors), other than receivables subsidiaries, as defined in the Senior Notes indenture, and certain other subsidiaries not otherwise required to be guarantors under the terms of the indenture. After issuance of the Senior Notes, the Company created subsidiaries that are not required to guarantee the Senior Notes. All of the subsidiaries that have guaranteed the Senior Notes are 100% owned, directly or indirectly by AdvancePCS. Each of the Guarantors jointly and severally, unconditionally guarantee that the principal, and interest, as well as, penalties, fees, indemnifications, reimbursements and damages, if any, payable under the Senior Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise. See the guarantor condensed consolidating financial statements in Note 8.

In December 2001, the Company securitized certain of its accounts receivable pursuant to a $150 million facility (the Asset Securitization Facility). The Company used the proceeds to repay $150 million of its Term B note that had a balance outstanding of approximately $300 million at that time. In June 2002, the Company increased its Asset Securitization Facility to $300 million. The Company used the proceeds to pay the remaining $150 million of its Term B note. The Asset Securitization Facility is included in the Company’s debt balance as of March 31, 2003 and 2002 and will continue to be reflected “on-balance sheet”.

In connection with the bank debt repayments made during fiscal year 2003 and 2002 and the securitization, the Company recorded an extraordinary loss associated with the early retirement of debt. The loss was attributable to a non-cash charge to write-off a portion of the deferred financing fees related to the secured bank agreement in the amount of $2.4 million and $8.8 million ($1.5 million and $5.3 million, net of taxes), respectively.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

In order to hedge variable rate interest payments made in conjunction with the Company’s debt, the Company entered into an interest rate protection agreement that has fixed the LIBOR rate as of November 7, 2000 at 6.60% for $400 million. The notional amount was reduced by $100 million in October 2001 and 2002. As of March 31, 2003, the notional amount was $200 million. The swap will expire in October 2003. The Company is accounting for this interest rate swap as a cash flow hedge in accordance with SFAS 133. The fair value of the swap, an obligation of $5.6 million and $14.5 million at March 31, 2003 and 2002, respectively, was based upon quoted market prices. The fair value represents the estimated amount the Company would have to pay to terminate the swap agreement taking into account current interest rates. The related gains or losses on this agreement are deferred in stockholders’ equity as a component of other comprehensive income. These deferred gains or losses are then recognized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recorded in income. During the years ended March 31, 2003 and 2002, the amount of changes in other comprehensive income, net of taxes was $5.4 million and $8.8 million, respectively, and the net amount reclassified into earnings (interest expense) was $5.8 million and $1.6 million, respectively. The estimated net amount of the existing losses reported in accumulated other comprehensive income at March 31, 2003 that are expected to be reclassified into earnings as interest expense within the next 12 months is $5.6 million.

This agreement is a cash flow hedge, as it requires the Company to pay fixed-rates of interest, which hedges against changes in the amount of future cash flows associated with variable interest obligations. Accordingly, the fair value of the Company’s swap agreement is reported on the consolidated balance sheets in other liabilities ($5.6 million pre-tax at March 31, 2003) and the related gains or losses on this agreement are deferred in stockholders’ equity as a component of other comprehensive income (a charge of $5.4 million, net of taxes). These deferred gains or losses are then recognized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recorded in income. As the hedge expires in October 2003, the entire amount of the existing gains or losses reported in accumulated other comprehensive income at March 31, 2003 is expected to be reclassified into earnings in fiscal 2004.

The following represents, as of March 31, 2003, the schedule of current maturities for the Company’s debt (in thousands):

Years Ending March 31,
2004	$188
2005	—
2006	259,998
2007	—
2008	187,825
Thereafter	—

Total long-term debt	$448,011

8. Condensed Consolidating Financial Information

In March 2001, the Company issued $200 million of Senior Notes, which were unconditionally guaranteed, jointly and severally, by all of the existing and future domestic subsidiaries, other than subsidiaries treated as unrestricted subsidiaries or receivables subsidiaries, each as defined in the Indenture. Subsequent to the issuance of the Senior Notes and in accordance with the terms of the Indenture, the Company has created unrestricted subsidiaries and receivables subsidiaries that have not guaranteed these notes. Presented below are condensed consolidating balance sheets as of March 31, 2003 and 2002, the condensed consolidating statements of operations for the year ended March 31, 2003, 2002 and 2001, and the condensed consolidating statement of cash

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

flows for the year ended March 31, 2003, 2002 and 2001 of AdvancePCS (Parent and Issuer), guarantor subsidiaries (Guarantor Subsidiaries) and the subsidiaries which are not guarantors (Non-guarantor Subsidiaries) (in thousands):

Condensed Consolidating Balance Sheets:

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
As of March 31, 2003
Cash	$96,490	$—	$14,757	$—	$111,247
Accounts receivable	—	1,087,425	540,506	—	1,627,931
Inventories	—	95,756	3,673	—	99,429
Prepaid expenses and other	—	25,647	—	—	25,647

Current assets	96,490	1,208,828	558,936	—	1,864,254
Property and equipment, net	—	150,543	657	—	151,200
Equity investment	413,829	—	—	(413,829)	—
Intercompany	649,175	(398,569)	(250,606)	—	—
Goodwill and intangible assets, net	—	1,628,677	643	—	1,629,320
Other assets	14,899	53,069	2	—	67,970

Total assets	$1,174,393	$2,642,548	$309,632	$(413,829)	$3,712,744

Current liabilities	$10,446	$2,081,692	$20,404	$—	$2,112,542
Long-term debt, less current portion	187,825	—	259,998	—	447,823
Deferred income taxes	—	147,739	64	—	147,803
Other liabilities	5,648	25,711	2,743	—	34,102

Total liabilities	203,919	2,255,142	283,209	—	2,742,270
Common stock	955	—	—	—	955
Additional paid in capital	750,446	(1,275)	1,275	—	750,446
Other comprehensive income	(11,596)	—	—	—	(11,596)
Equity earnings	413,829	—	—	(413,829)	—
Accumulated earnings	(73,309)	388,681	25,148	—	340,520
Treasury stock	(109,851)	—	—	—	(109,851)

Stockholders’ equity	970,474	387,406	26,423	(413,829)	970,474

Total liabilities and stockholders’ equity	$1,174,393	$2,642,548	$309,632	$(413,829)	$3,712,744

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
As of March 31, 2002
Cash	$116,983	$—	$22,162	$—	$139,145
Accounts receivable	—	883,204	342,725	—	1,225,929
Inventories	—	65,336	—	—	65,336
Prepaid expenses and other	946	17,062	—	—	18,008

Current assets	117,929	965,602	364,887	—	1,448,418
Property and equipment, net	—	121,008	269	—	121,277
Equity investment	219,818	1,275	—	(221,093)	—
Intercompany	894,441	(689,155)	(205,286)	—	—
Goodwill and intangible assets, net	—	1,571,966	—	—	1,571,966
Other assets	24,301	58,002	—	—	82,303

Total assets	$1,256,489	$2,028,698	$159,870	$(221,093)	$3,223,964

Current liabilities	$15,479	$1,657,982	$3,881	$—	$1,677,342
Long-term debt, less current portion	349,263	—	150,000	—	499,263
Deferred income taxes	—	134,840	38	—	134,878
Other liabilities	14,487	20,734	—	—	35,221

Total liabilities	379,229	1,813,556	153,919	—	2,346,704
Common stock	929	—	—	—	929
Additional paid in capital	715,662	—	2,500	(1,275)	716,887
Other comprehensive income	(12,686)	—	—	—	(12,686)
Equity earnings	219,818	—	—	(219,818)	—
Accumulated earnings	(46,463)	215,142	3,451	—	172,130

Stockholders’ equity	877,260	215,142	5,951	(221,093)	877,260

Total liabilities and stockholders’ equity	$1,256,489	$2,028,698	$159,870	$(221,093)	$3,223,964

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Operations:

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Year Ended March 31, 2003
Total revenues	$—	$14,035,895	$128,969	$(53,985)	$14,110,879
Cost of operations	—	13,753,040	87,421	(53,985)	13,786,476

Operating income	—	282,855	41,548	—	324,403
Interest (expense) income, net	(36,871)	6,488	(8,189)	—	(38,572)
Loss from joint venture	(5,036)	—	—	—	(5,036)

Income (loss) before income taxes	(41,907)	289,343	33,359	—	280,795
Income tax benefit (provision)	16,553	(115,805)	(11,662)	—	(110,914)

Net income (loss) before equity earnings and extraordinary loss	(25,354)	173,538	21,697	—	169,881
Equity earnings in subsidiaries	195,235	—	—	(195,235)	—
Extraordinary loss on early retirement of debt, net of taxes	(1,491)	—	—	—	(1,491)

Net income	$168,390	$173,538	$21,697	$(195,235)	$168,390

Year Ended March 31, 2002
Total revenues	$—	$12,172,394	$10,361	$(8,634)	$12,174,121
Cost of operations	—	11,918,747	3,497	(8,634)	11,913,610

Operating income	—	253,647	6,864	—	260,511
Interest (expense) income, net	(65,143)	9,176	(1,612)	—	(57,579)
Loss from joint venture	(2,871)	—	—	—	(2,871)

Income (loss) before income taxes	(68,014)	262,823	5,252	—	200,061
Income tax benefit (provision)	26,865	(104,079)	(1,801)	—	(79,015)

Net income (loss) before equity earnings and extraordinary loss	(41,149)	158,744	3,451	—	121,046
Equity earnings in subsidiaries	162,195	—	—	(162,195)	—
Extraordinary loss on early retirement of debt, net of taxes	(5,315)	—	—	—	(5,315)

Net income	$115,731	$158,744	$3,451	$(162,195)	$115,731

Year Ended March 31, 2001 (unaudited)
Total revenues	$—	$6,490,391	$—	$—	$6,490,391
Cost of operations	—	6,401,344	—	—	6,401,344

Operating income	—	89,047	—	—	89,047
Interest (expense) income, net	(45,036)	3,154	—	—	(41,882)
Merger costs and other	(1,200)	—	—	—	(1,200)

Income (loss) before income taxes	(46,236)	92,201	—	—	45,965
Income tax benefit (provision)	24,413	(48,704)	—	—	(24,291)

Net income (loss) before equity earnings	(21,823)	43,497	—	—	21,674
Equity earnings in subsidiaries	43,497	—	—	(43,497)	—

Net income	$21,674	$43,497	$—	$(43,497)	$21,674

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Cash Flows:

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Year Ended March 31, 2003
Net cash (used in) provided by operating activities	$(27,183)	$456,054	$(160,268)	$—	$268,603

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	—	1,201	—	—	1,201
Purchase of property and equipment	—	(68,750)	(589)	—	(69,339)
Other investing activities	(1,900)	(75,493)	(1,868)	—	(79,261)

Net cash used in investing activities	(1,900)	(143,042)	(2,457)	—	(147,399)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	17,170	—	—	—	17,170
Purchase of Class A Common Stock—Treasury Stock	(111,468)	—	—	—	(111,468)
Deferred financing costs	(1,655)	—	—	—	(1,655)
Repayment of debt	(163,147)	—	—	—	(163,147)
Net borrowings on asset securitization facility	—	—	109,998	—	109,998
Net intercompany transactions	267,690	(313,012)	45,322	—	—

Net cash provided by (used in) financing activities	8,590	(313,012)	155,320	—	(149,102)

Decrease in cash and cash equivalents	(20,493)	—	(7,405)	—	(27,898)
Cash and cash equivalents, beginning of year	116,983	—	22,162	—	139,145

Cash and cash equivalents, end of year	$96,490	$—	$14,757	$—	$111,247

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Year Ended March 31, 2002
Net cash (used in) provided by operating activities	$(45,180)	$523,814	$(335,347)	$—	$143,287

Cash flows from investing activities:
Purchase of property and equipment	—	(50,836)	(276)	—	(51,112)
Other investing activities	(14,624)	—	2,500	(1,225)	(13,349)

Net cash (used in) provided by investing activities	(14,624)	(50,836)	2,224	(1,225)	(64,461)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	306,636	—	—	—	306,636
Capital contribution—SpecialtyRx	—	—	—	1,225	1,225
Deferred financing costs	(2,756)	—	—	—	(2,756)
Repayment of debt	(409,834)	—	—	—	(409,834)
Net activity on credit facilities	(95,000)	—	—	—	(95,000)
Net borrowings on asset securitization facility	—	—	150,000	—	150,000
Net intercompany transactions	267,693	(472,978)	205,285	—	—

Net cash provided by (used in) financing activities	66,739	(472,978)	355,285	1,225	(49,729)

Increase in cash and cash equivalents	6,935	—	22,162	—	29,097
Cash and cash equivalents, beginning of year	110,048	—	—	—	110,048

Cash and cash equivalents, end of year	$116,983	$—	$22,162	$—	$139,145

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Year Ended March 31, 2001 (unaudited)
Net cash provided by operating activities	$(15,369)	$107,649	$—	$—	$92,280

Cash flows from investing activities:
Purchase of property and equipment	—	(41,197)	—	—	(41,197)
Other investing activities	(722,045)	—	—	—	(722,045)

Net cash used in investing activities	(722,045)	(41,197)	—	—	(763,242)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	6,759	—	—	—	6,759
Stock issued to fund acquisition	150,000	—	—	—	150,000
Issuance of debt to fund acquisition	620,000	—	—	—	620,000
Issuance of senior notes to fund acquisition	200,000	—	—	—	200,000
Deferred financing costs	(18,903)	(3,119)	—	—	(22,022)
Net activity on credit facilities	(25,000)	—	—	—	(25,000)
Repayment of Rite Aid senior subordinated notes	(200,000)	—	—	—	(200,000)
Distributions to FFI owners	(3,970)	—	—	—	(3,970)
Net intercompany transactions	63,333	(63,333)	—	—	—

Net cash provided by (used in) financing activities	792,219	(66,452)	—	—	725,767

Increase in cash and cash equivalents	54,805	—	—	—	54,805
Cash and cash equivalents, beginning of year	55,243	—	—	—	55,243

Cash and cash equivalents, end of year	$110,048	$—	$—	$—	$110,048

9. Stock Option Plan

At March 31, 2003, the Company had two stock-based compensation plans: Amended and Restated Incentive Stock Option Plan and the 1997 Nonstatutory Stock Option Plan (the “Plans”). The Plans provide for the granting of qualified stock options and incentive options to officers, directors, advisors and employees of the Company. The options must be granted with exercise prices that equal or exceed the market value of the Common Stock at the date of grant; however, exceptions to this requirement may be granted by the compensation committee or Board under the 1997 Nonstatutory Stock Option Plan. As of March 31, 2003, the number of shares of Common Stock issuable under the Plans may not exceed 24.0 million shares. The Plans are administered by a compensation committee appointed by the Board of Directors of the Company.

The stock options generally vest over 5-year periods. In the event of the sale or merger in which an outside corporation gains 50% or greater ownership of the Company, options granted to certain employees become 100% vested. In addition, options granted to certain employees may become 100% vested in certain circumstances involving termination of their employment with the Company. The options are exercisable for a period not to exceed 10 years from the date of grant. As of March 31, 2003, 6.0 million options were vested at exercise prices of $0.30 to $34.65 per share. The Company recognized compensation expense related to options granted in 2000 of approximately $824,000, $824,000 and $1.3 million for the years ended March 31, 2003, 2002 and 2001, respectively.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

SFAS 123 establishes a fair value-based method of accounting for stock-based compensation. The Company has elected to adopt SFAS 123 through disclosure with respect to employee stock-based compensation. The following table summarizes the Company’s stock option activity.

	2003		2002		2001
	Shares	Wtd. Avg. Ex. Price	Shares	Wtd. Avg. Ex. Price	Shares	Wtd. Avg. Ex. Price
Outstanding at beginning of year	15,387,000	$12.99	16,136,000	$9.35	11,142,000	$5.79
Granted	1,053,000	25.62	2,340,000	29.53	7,801,000	12.76
Exercised	(2,188,000)	7.84	(2,721,000)	5.29	(2,147,000)	3.17
Canceled	(912,000)	16.92	(368,000)	15.45	(660,000)	9.94

Outstanding at end of year	13,340,000	$14.56	15,387,000	$12.99	16,136,000	$9.35

Exercisable at end of year	5,964,000	$10.68	5,130,000	$7.87	4,596,000	$4.42
Price range	$0.30 to $34.65		$0.30 to $34.65		$0.30 to $14.54
Weighted average fair value of options granted	$10.49		$13.41		$6.74

The following table reflects the weighted average exercise price and weighted average contractual life of various exercise price ranges of the 13.3 million options outstanding as of March 31, 2003.

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares	Weighted Avg. Exercise Price	Wtd. Avg. Contractual Life (yrs.)	Shares	Weighted Avg. Exercise Price
$0.30 to $3.46	898,000	$2.52	3.5	898,000	$2.52
$3.47 to $6.93	177,000	5.73	6.2	80,000	5.16
$6.94 to $10.39	6,303,000	9.29	6.7	3,568,000	9.11
$10.40 to $13.86	477,000	11.90	6.6	195,000	12.27
$13.87 to $17.32	2,156,000	15.63	7.3	681,000	15.73
$17.33 to $20.79	268,000	20.14	8.8	60,000	19.60
$20.80 to $24.25	270,000	22.17	8.6	19,000	23.12
$24.26 to $27.72	365,000	25.91	9.6	5,000	26.90
$27.73 to $31.18	2,032,000	29.17	8.5	392,000	29.13
$31.19 to $34.65	394,000	32.80	8.7	66,000	33.84

$0.30 to $34.65	13,340,000	$14.56	7.0	5,964,000	$10.68

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

10. Retirement Plan Benefits

In connection with the acquisition of PCS, the Company acquired certain existing retirement plans. Pursuant to the acquisition, the Defined Benefit Pension Plan was amended to, among other things, prohibit new entrants and freeze certain benefits. The funded status and amounts recognized in the consolidated balance sheets at March 31, 2003 and 2002 for the Company’s defined benefit pension and retiree health benefit plans, as well as changes in the benefit obligation and plan assets subsequent to the acquisition, were as follows (in thousands):

	Year Ended March 31, 2003		Year Ended March 31, 2002
	Defined Benefit Pension Plan	Retiree Health Benefits	Defined Benefit Pension Plan	Retiree Health Benefits
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$24,973	$12,243	$25,083	$8,546
Service cost	945	1,839	2,046	1,939
Interest cost	1,782	787	1,499	776
Plan amendment loss/(gain)	16	(1,417)	—	(2,009)
Actuarial loss/(gain)	4,285	5,568	(3,146)	3,140
Benefits paid	(590)	(165)	(509)	(149)

Benefit obligation end of fiscal year	31,411	18,855	24,973	12,243

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	23,033	—	23,153	—
Actual return on plan assets	(2,499)	—	374	—
Employer contribution	15	165	15	149
Benefits paid	(590)	(165)	(509)	(149)

Fair value of plan assets at end of fiscal year	19,959	—	23,033	—
Funded status	(11,452)	(18,855)	(1,940)	(12,243)
Plan amendment loss/(gain)	15	(3,078)	—	(2,009)
Unrecognized net actuarial loss	15,904	8,867	6,728	3,500

Net amount recognized loss/(gain)	4,467	(13,066)	4,788	(10,752)
Amounts recognized in consolidated balance sheets consisted of:
Accrued benefit liability	(9,052)	(13,066)	(1,647)	(10,752)
Intangible asset	30	—	—	—
Deferred tax asset	5,335	—	2,586	—
Charge to other comprehensive income, net of tax	8,154	—	3,849	—

Net amount recognized loss/(gain)	$4,467	$(13,066)	$4,788	$(10,752)

Weighted-average assumptions as of end of fiscal year:
Discount rate	6.5%	6.5%	7.25%	7.25%
Expected return on plan assets	8.5%	—	8.50%	—
Rate of compensation increase	5.0%	—	5.90%	—

Health care trend rates were assumed to increase at an annual rate of 8.5% in 2004 and decrease 0.5% per year to 5.5% in 2010 and held constant thereafter.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Net pension and retiree health benefit expense for the fiscal years ended March 31, 2003, 2002 and 2001, respectively, include the following components (in thousands):

	March 31, 2003		March 31, 2002		March 31, 2001
	Defined Benefit Pension Plan	Retiree Health Benefits	Defined Benefit Pension Plan	Retiree Health Benefits	Defined Benefit Pension Plan	Retiree Health Benefits
Components of net periodic benefit cost:
Service cost	$945	$1,839	$2,046	$1,939	$1,561	$685
Interest cost	1,782	787	1,499	776	747	332
Expected return on plan assets	(2,393)	—	(2,501)	—	(882)	—
Amortization of prior service costs	1	(348)	—	107	—	—
Amortization of net loss (gain)	1	201	—	12	(133)	143

Net periodic benefit cost	$336	$2,479	$1,044	$2,834	$1,293	$1,160

The assumed health care cost trend rates have a significant effect on the retiree health benefits amounts reported. If these trend rates were to be increased by one percentage point each future year, the March 31, 2003 accumulated post retirement benefit obligation would increase by $2.0 million and the aggregate of the service cost and interest components of the 2003 annual expense would increase by $544,000. A one percentage point decrease in these rates would decrease the March 31, 2003 accumulated post retirement benefit obligation by $1.6 million and the aggregate of the 2003 service cost and interest cost components of the 2003 annual expense would decrease by $435,000.

All defined plan benefit obligations have been adjusted to reflect the effect of plan changes adopted as of the acquisition of PCS. Any associated gain or loss relating to these changes is not reflected in the operations of the Company. The defined benefit pension plan was acquired with the PCS acquisition and was frozen to new participants since the acquisition date.

The Company also sponsors defined contribution retirement plans for all eligible employees, as defined in the plan documents. These plans are qualified under Section 401(k) of the Internal Revenue Code. Company contributions to the plans are based on employee contributions and the level of Company match. Expenses under the plan totaled $6.7 million, $5.8 million and $2.7 million during fiscal years 2003, 2002 and 2001, respectively.

11. Stock Transactions

Share Repurchase Program

On June 6, 2002, the Company filed a Form 8-K announcing the authorization from the board of directors of a stock repurchase program of up to $150 million of its outstanding shares of Class A common stock in the open market or private transactions. During the year ended March 31, 2003, the Company purchased 5.5 million shares under this repurchase program, which are included in treasury stock, at a cost of $111.5 million.

TheraCom

In August 2001, the Company acquired Dresing-Lierman, Inc. and its wholly owned subsidiary, TheraCom Inc. (collectively, TheraCom). The purchase price included the issuance of 1.3 million shares of Class A common stock, of which 384,006 shares were placed in escrow. Of these, 166,956 of the escrowed shares were held in

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

escrow as additional consideration for the acquisition of TheraCom, the payment of which was conditioned upon TheraCom achieving specific future financial performance goals. The remaining 217,050 shares were held in escrow to satisfy any indemnification claims the Company may have arising out of the acquisition, including those related to the settlement of certain outstanding TheraCom litigation. All 384,006 shares held in escrow were included in the Company’s calculation of basic earnings per share beginning with the quarter ended September 30, 2002.

The Company determined that TheraCom achieved the specified performance goals and in January 2003, 166,956 shares were released to the former TheraCom stockholders from the additional consideration escrow. In January 2003, 34,188 shares of Class A common stock were also withdrawn from the indemnification claims escrow and returned to the Company to satisfy the Company’s indemnification claim arising from the settlement of litigation between TheraCom and one of its former stockholders. Any shares returned to the Company will be held in treasury.

12. Stockholders’ Equity

Common Stock

At the 2001 Annual Meeting of Stockholders held on November 1, 2001, the Company amended and restated the Certificate of Incorporation to provide as follows:

•	Increased the number of authorized shares of Class A common stock to 186,999,000,

•	Increased the number of authorized shares of Class B-1 common stock to 13,000,000 and

•	Decreased the number of authorized shares of Class B-2 common stock to 1,000.

In August 2001, the Company completed the sale of nine million shares of Class A common stock pursuant to an S-3 shelf registration. The proceeds, net of offering costs, of approximately $291 million were used to reduce debt. The Term A note of approximately $147 million was fully repaid and the remaining $144 million was used to repay a portion of the outstanding Term B note. Of the 11.4 million shares registered, approximately 2.4 million shares remain available under the shelf registration. In addition, during the three-month period ended September 30, 2001 the Company’s preferred stockholders converted their preferred shares totaling 65,854 shares, into 6.6 million shares of Class B-1 common stock. No preferred shares are issued and outstanding as of March 31, 2003.

In connection with the acquisition of PCS in fiscal year 2001, the Company issued Rite Aid 125,000 shares of Series A-2 Convertible Preferred Stock that was convertible into Class B-2 common stock for $125 million. In addition, the Company issued Joseph, Littlejohn & Levy, Inc. (JLL) 8.4 million shares of Class B-1 common stock and 65,854 shares of Series A-1 Preferred Convertible Stock for $150 million. Both Rite Aid and JLL have converted 100% of their preferred shares to common stock. In addition, both Rite Aid and JLL have converted a portion of their Class B common stock to Class A common stock. As of March 31, 2003, JLL holds 12.9 million shares of Class B-1 common stock and Rite Aid holds 200 shares of Class B-2 common stock. Class B common stock is convertible into Class A common stock on a one for one basis.

Common Stock Voting Rights

Class A common stock entitles the holder to one vote on each matter submitted to stockholders for vote. Class B-1 and B-2 common stock entitles the holder to vote as a single class with the holders of Class A common stock. The affirmative vote of at least 2/3’s of the outstanding shares of Class B-1 and B-2 common stock is required to authorize certain actions including a change in bylaws to adversely affect this class of stock, amendment or repeal of Series A-1 and A-2 certificates of designation, authorization of the issuance of additional shares of Class B-1 and B-2 common stock, increasing the number of Company directors and incurring certain indebtedness.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Warrants to Purchase Common Stock

In connection with the issuance of the senior subordinated notes described in Note 7, the Company issued Rite Aid warrants to purchase 1.6 million shares of its Class A common stock. The warrants terminated once the senior subordinated notes were repaid in March 2001.

The Company has issued warrants to five of its key health plan sponsor customers representing the right to purchase up to a total of 1.4 million shares of its common stock at prices per share ranging from $8.16 to $30.10. The right to exercise each warrant vests in equal installments on the first five anniversaries of the date of grant so long as the customer’s service agreement remains in effect. At March 31, 2003, approximately one million warrants were exercisable. Subsequent to March 31, 2003, 640,000 warrants were exercised.

The Company follows the guidance of EITF 96-18, under which the measurement date is the earlier of the performance commitment date or completed performance date. The Company chose not to retroactively apply EITF 96-18 to the eligible warrants, but chose to apply this EITF prospectively to new arrangements and any modifications of existing arrangements.

The Company has reserved shares of common stock at March 31, 2003, for the following (in thousands):

Exercise of stock options	17,729
Conversion of B shares	12,194
Exercise of warrants	1,413

31,336

13. Acquisition Integration

Merger costs

Net income for the year ended March 31, 2001 reflected a pre-tax charge of $1.2 million ($926,000 after taxes, or $.01 per diluted share) relating to merger costs incurred in connection with the merger with FFI.

Non-recurring and impairment expenses

Net income for the year ended March 31, 2001 reflects non-recurring and impairment expenses of $11.1 million ($6.8 million after taxes, or $0.09 per diluted share) and represents facility impairment costs and severance costs related to the integration and rationalization of PCS and Advance Paradigm personnel and facilities. The determination of the impairment loss was based on an evaluation of future cash flows from operation of the mail facility to be abandoned. The net book value of the facility and its assets including property, equipment and software totaled $2.9 million. In addition, the expenses include severance costs for mail facility and other AdvancePCS management employees that were terminated or resigned as a result of the acquisition with PCS. All of these severance costs to management employees were paid prior to March 31, 2001. Payments made to terminated employees were based substantially on a standard severance package available to employees. The following summarizes the expenses (in thousands):

Facility closure	$8,768
Severance and other employee costs	2,185
Other	176

Total non-recurring & impairment expenses	$11,129

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Net income for the year ended March 31, 2002 reflects non-recurring and impairment expenses of $1.8 million ($1.1 million after taxes, or $0.01 per diluted share). This amount primarily represents a human resources information system write-off and retention costs related to the integration and rationalization of PCS and the Company personnel and facilities.

14. Leases

The Company leases office and dispensing facility space, equipment and automobiles under various operating leases. The Company was obligated to make future minimum payments under noncancelable operating lease agreements as of March 31, 2003, as follows (in thousands):

Years Ending March 31, 2004	$37,224
2005	27,079
2006	21,060
2007	14,490
2008 and thereafter	127,200

Total minimum lease payments	$227,053

Total rent expense incurred in the years ended March 31, 2003, 2002 and 2001 was approximately $40.9 million, $34.7 million and $18.7 million, respectively. Certain office and facility leases include renewal options at the prevailing market rates at the time of renewal.

15. Commitments and Contingencies

The Company has entered into long-term employment and noncompete agreements with certain management employees. These employment agreements provide for certain minimum payments should the agreements be terminated.

In November 1999, PCS Health Systems, Inc. (PCS), a subsidiary of PCS Holding Corporation, which was acquired by the Company in October 2000, received a subpoena from the Department of Health and Human Services OIG requesting that PCS produce documents in connection with an industry-wide investigation. The investigation is ongoing and being pursued under the direction of the United States Attorney’s Office for the Eastern District of Pennsylvania. Based on public statements from that office, the investigation appears to involve a review of the practices of pharmacy benefit management companies (PBMs) under federal anti-kickback statutes and other laws and regulations. Specifically, the focus of the investigation appears to be PBMs’ relationships with pharmaceutical manufacturers and retail pharmacies and PBMs’ programs relating to drug formulary compliance, including rebate and other payments made by pharmaceutical manufacturers to PBMs, and payments made by PBMs to retail pharmacies in connection with therapeutic intervention activity. The Company provided documents responsive to the subpoena. The United States Attorney’s Office also contacted some of the pharmaceutical manufacturers with which the Company has agreements and has asked them to provide copies of documents relating to their agreements with the Company. The United States Attorney General also issued Civil Investigative Demands (CIDs) seeking to compel the depositions of eight of the Company’s current and former employees.

On September 17, 2002, the United States District Court for the Eastern District of Pennsylvania entered an order holding in abeyance both the Company’s dispute with the OIG regarding the scope and enforcement of the subpoena for documents and employee e-mails as well as the issuance of the CIDs. Since entry of that order the

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Company has reached agreement with the United States Attorney’s office regarding the scope of its document requests and facilitated interviews of certain employees in lieu of the CIDs. The government recently requested the production of additional documents and interviews, including information relating to the activities of the former Advance Paradigm and the activities of AdvancePCS subsequent to the PCS acquisition, as well as additional information regarding the Company’s arrangements with retail pharmacies. The Company continues to cooperate with the OIG. The Company already has produced certain requested materials and intends to continue to work with the OIG to facilitate the production of further documents and arrange the requested interviews.

It is not possible to predict the outcome of this investigation or whether the government will commence any action challenging any of the Company’s programs and practices. The Company believes that its programs, including those prior to the PCS acquisition, are in compliance with the requirements of the anti-kickback and false claims statutes and other applicable laws and regulations. Moreover, other than those actions filed in connection with the enforcement of the subpoena, neither the OIG nor United States Attorney has filed any actions or claims against AdvancePCS nor have they indicated their intention to do so. Nevertheless, as a result of this investigation, the Company could be subject to scrutiny, further investigation or challenge under federal or state anti-kickback and false claims statutes or other laws and regulations which could cause the Company’s business, profitability and growth prospects to suffer materially.

In March 1998, a class action lawsuit captioned Mulder v. PCS Health Systems, Inc., case number 98-1003, was filed in the United States District Court of the District of New Jersey. This action alleges that PCS is a fiduciary, as that term is defined in the Employee Retirement Income Security Act (ERISA), and that the Company has breached its fiduciary obligations under ERISA in connection with its development and implementation of formularies, preferred drug listings and intervention programs for its sponsors of ERISA health plans. In particular, plaintiffs allege that the Company’s therapeutic interchange programs and negotiation of formulary rebates and discounts from pharmaceutical manufacturers violate fiduciary obligations. The plaintiffs are seeking injunctive relief and monetary damages in an unspecified amount. AdvancePCS believes that it does not assume any of the plan fiduciary responsibilities that would subject it to regulation under ERISA as alleged in the complaint. Although the ultimate outcome is uncertain, an adverse determination could potentially cause the Company to change its business practices with respect to formularies, preferred drug listings, intervention programs, and rebates, potentially reducing its profitability and growth prospects. A class of plaintiffs has not yet been certified and the Company has opposed such certification. AdvancePCS has denied all allegations of wrongdoing and is vigorously defending this suit.

AdvancePCS is also a party to the following lawsuits, each filed by the same counsel for different plaintiffs in the United States District Court in Arizona, that allege that AdvancePCS acts as an ERISA fiduciary and that its has breached certain fiduciary obligations under ERISA.

•	Marantz v. AdvancePCS, case number CIV-01-2413PHX EHC, was a class action filed on or about December 17, 2001. The plaintiff withdrew the class action allegations in April 2002. In March 2003, the court dismissed the plaintiff’s apparent effort to reassert possible class action claims. In May 2003, the Marantz case was dismissed based on inadequacies in the plaintiff’s pleadings and subsequently the plaintiff filed and amended complaint purporting to address these inadequacies. Currently, the case is proceeding as a single plaintiff seeking to represent one health plan.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

•	Glanton v. AdvancePCS, case number CIV-02-0507 PHX SRB, previously referred to as Lewis v. AdvancePCS is a class action that was served on or about April 19, 2002. The case purports to be brought on behalf of a class of self-funded health plans; however, a class has not been certified and the Company will oppose such certification. On about March 31, 2003, the Company was served with another complaint (Mackner v. AdvancePCS, case number CIV-03-0607 PHX MHM) in which the plaintiff, a purported participant in a self-funded plan customer of AdvancePCS, sought to bring action on behalf of that plan. Because the Glanton case purports to be brought as a class action on behalf of self-funded plans the Company moved to consolidate the Glanton and Mackner cases. On May 14, 2003, the United States District Court consolidated Mackner into Glanton.

As to all the Arizona ERISA cases, the Company believes that it does not act as an ERISA fiduciary or assume the ERISA fiduciary responsibilities as alleged in the complaints. AdvancePCS believes that, in any event, its business practices are in compliance with ERISA. The ERISA lawsuits seek unspecified monetary damages and injunctive relief.

The Company was served as a defendant in two California state court cases in 2003, one of which was brought by the same plaintiff’s counsel that represents the plaintiffs in the Arizona ERISA cases. One was filed on or about March 17, 2003 in Los Angeles County Superior Court (American Federation of State, County & Municipal Employees (“AFSCME”) v. AdvancePCS, et al., case number BC292227) against AdvancePCS and other leading PBMs. The other was filed on or about March 26, 2003 in Alameda County Superior Court against AdvancePCS and several other defendants (Irwin v. AdvancePCS, et al., case number RG03088693) and is styled as a class action brought on behalf of a class of all public employees that participate in non-ERISA prescription drug benefit plans; however, a class has not been certified and the Company will oppose such certification. These two California cases allegedly involve non-ERISA plans and make the same general allegations of wrongdoing as made in the Arizona ERISA actions but are brought under California’s Unfair Competition Law rather than ERISA. Since the two California actions are related, the Company will seek to have them coordinated.

Although the ultimate outcome in these Arizona ERISA and California non-ERISA cases is uncertain, an adverse determination could potentially cause the Company to change its business practices with respect to formularies, preferred drug listings, rebates, and intervention programs, potentially reducing the Company’s profitability and growth prospects. The Company has denied all allegations of wrongdoing and is vigorously defending these suits.

On December 17, 2001, AARP and United Healthcare Insurance Co. (United) filed a multi-count complaint against AdvancePCS in federal court in Minneapolis, Minnesota in a matter captioned United Healthcare Insurance Co. and AARP v. AdvancePCS, Civ. No. 01-CV-2320 (D. Minn.). AARP and United have asserted claims against the Company for violation of Minnesota’s deceptive trade practices act, tortious interference with prospective economic advantage and unjust enrichment. Specifically, AARP and United claim that the Company created confusion among certain AARP members and pharmacists through the launch of its prescription drug discount program. AARP and United requested preliminary and permanent injunctive relief. The Company moved to dismiss the complaint. Without holding an evidentiary hearing, the district court granted AARP and United’s request for preliminary injunctive relief. The Company appealed the district court’s order and on November 1, 2002, the Eighth Circuit Federal Court of Appeals affirmed the district court’s order. In addition to the injunctive relief requested, AARP and United have asserted monetary damages of $24 million, including attorneys’ fees and costs. In April 2003, AARP and United amended their complaint to include a punitive damages allegation. The Company has denied AARP and United’s allegations, moved to dismiss the complaint and are vigorously defending this matter. In addition, in May 2003 the Company amended its answer to include a cross-complaint against both AARP and United for monetary damages arising out of asserted inappropriate activities by AARP and United that interfered with the operation of its prescription drug discount program. Discovery in connection with these claims is ongoing.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Various aspects of the Company’s businesses are governed by federal and state laws and regulations and compliance is a significant operational requirement for the Company. Management believes that the Company is in substantial compliance with all existing legal requirements material to the operation of its business; however, the application of complex standards to the detailed operation of the business always creates areas of uncertainty. Moreover, regulation of the field is in a state of flux. Numerous health care laws and regulations have been proposed at the state and federal level, many of which could affect the Company’s business. Management cannot predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding health care, or the business of pharmacy benefit management. It is possible that federal or state governments might impose additional restrictions or adopt interpretations of existing laws that could have a material adverse affect on the Company’s business or financial position.

The Company is a party to routine legal and administrative proceedings arising in the ordinary course of its business. The proceedings currently pending are not, in management’s opinion, material either individually or in the aggregate.

The Company cannot presently determine the ultimate resolution of these investigations and lawsuits. Accordingly, the likelihood of a loss, if any, and the amount of a loss, if any, cannot be reasonably estimated and we have not recognized in the accompanying consolidated financial statements any liability arising from these matters. If adversely determined, the outcome of these matters could have a material adverse effect on our liquidity, financial position and results of operations.

16. Income Taxes

AdvancePCS accounts for income taxes under the provisions of SFAS 109 “Accounting for Income Taxes”. A reconciliation of the statutory federal incomes tax rate and the effective tax rate for the years ended March 31, 2003, 2002 and 2001 is provided below:

	2003	2002	2001
Tax at U.S. federal income tax rate	35.0%	35.0%	35.0%
Non-deductible goodwill and intangible amortization	—	—	20.7%
State taxes, net of federal benefit	4.0%	4.1%	4.9%
Intangible amortization	—	—	(8.8)%
Other, net	0.5%	0.4%	1.0%

Effective tax rate	39.5%	39.5%	52.8%

The income tax provision consists of the following (in thousands):

	2003	2002	2001
Current	$109,200	$53,067	$23,798
Deferred	1,714	25,948	493

	$110,914	$79,015	$24,291

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Deferred taxes reflect the tax consequences on future years due to temporary differences between the tax basis of assets and liabilities and their financial reporting basis and the potential benefits of certain tax carryforwards. The significant deferred tax assets and liabilities and the changes in those assets and liabilities are as follows (in thousands):

	March 31, 2003	Changes	March 31, 2002
Deferred tax assets:
Accruals and reserves	$23,095	$10,175	$12,920
Non-recurring and impairment charges	3,710	—	3,710
Investment in Joint Venture	1,117	73	1,044
Federal net operating loss	5,413	5,413	—
Other	1,174	326	848

	34,509	15,987	18,522

Deferred tax liabilities:
Intangible assets	(156,673)	(13,378)	(143,295)
Amortization of deductible goodwill	(7,146)	(1,952)	(5,194)
Depreciation	(8,174)	(2,133)	(6,041)
Prepaids	(1,984)	(1,984)	—
Other	(515)	(413)	(102)

	(174,492)	(19,860)	(154,632)

Net deferred tax liability	$(139,983)	$(3,873)	$(136,110)

Deferred tax asset/(liability), short term	$7,820	$9,052	$(1,232)

Deferred tax liability, long term	$(147,803)	$(12,925)	$(134,878)

At March 31, 2003, the Company had cumulative federal and state income tax net operating loss carryforwards of approximately $44.8 million, which are generally available to reduce future taxable income. If not utilized to offset future taxable income, these net operating loss carryforwards will expire on various dates through 2021, with 65% of the total carryforwards expiring from 2014 to 2021. In addition to these carryforwards, the Company has approximately $11.5 million of state tax credit carryforwards which if not utilized to offset future income tax, will expire ratably from 2004 through 2021. Currently the Company has recorded a valuation allowance for the full value of the state tax credits as the Company may not be able to utilize the state tax credits prior to their expiration. Upon subsequent utilization of the state tax credits, the valuation allowance will be allocated as a reduction of goodwill.

17. Selected Quarterly Financial Data (Unaudited)

During 2003, the Company adopted EITF 02-16. Under this pronouncement, any consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products and should, therefore, be characterized as a reduction of cost of revenues. This EITF applies to rebates and administrative fees received from pharmaceutical manufacturers. Accordingly, the Company’s revenues for the first through fourth quarters of 2003 and 2002 have been reduced by $357,000, $349,900, $348,700 and $374,100 and $226,300, $219,300, $219,700 and $267,900, respectively. Cost of revenues has been reduced by the same amounts. These amounts represent the gross amount of rebates and administrative fees received from pharmaceutical manufacturers. The Company has previously recorded rebates, net of the amount paid to customers and administrative fees as components of the Company’s Clinical services and other revenue. The Company’s consolidated gross profit was not impacted as a result of adopting this EITF.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Year Ended March 31, 2003
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(in thousands, except per share data)
Statement of Operations Data:
Revenues(1)	$3,235,272	$3,502,767	$3,757,689	$3,615,151
Gross profit	125,347	135,462	140,957	153,882
Loss from joint venture	(1,033)	(1,224)	(1,253)	(1,526)
Income before extraordinary loss	36,835	42,207	44,972	45,867
Extraordinary loss on early retirement of debt, net of taxes	1,491	—	—	—

Net income	$35,344	$42,207	$44,972	$45,867

Basic before extraordinary loss:
Net income per share	$0.40	$0.46	$0.50	$0.51

Weighted average shares outstanding	93,022	91,615	89,983	89,756
Diluted before extraordinary loss:
Net income per share	$0.36	$0.43	$0.46	$0.48

Weighted average shares outstanding	102,099	98,412	97,394	96,128
Basic:
Net income per share	$0.38	$0.46	$0.50	$0.51

Weighted average shares outstanding	93,022	91,615	89,983	89,756
Diluted:
Net income per share	$0.35	$0.43	$0.46	$0.48

Weighted average shares outstanding	102,099	98,412	97,394	96,128

(1)	Revenues for all years have been retroactively reclassified to reflect the adoption of EITF 02-16 in the fourth quarter of fiscal 2003.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Year Ended March 31, 2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(in thousands, except per share data)
Statement of Operations Data:
Revenues(1)	$2,921,555	$2,935,377	$3,146,243	$3,170,946
Gross profit	107,766	107,976	114,818	121,031
Non-recurring and impairment expenses	854	906	—	—
Loss from joint venture(2)	659	431	741	1,040
Net income before extraordinary loss	24,932	28,476	32,663	34,975

Extraordinary loss on early retirement of debt, net of taxes	—	—	5,315	—

Net income	$24,932	$28,476	$27,348	$34,975

Basic before extraordinary loss:
Net income per share	$0.34	$0.36	$0.36	$0.38

Weighted average shares outstanding	73,478	79,499	91,912	92,840
Diluted before extraordinary loss:
Net income per share	$0.27	$0.29	$0.32	$0.34

Weighted average shares outstanding	91,618	96,952	102,321	102,462
Basic:
Net income per share	$0.34	$0.36	$0.30	$0.38

Weighted average shares outstanding	73,478	79,499	91,912	92,840
Diluted:
Net income per share	$0.27	$0.29	$0.27	$0.34

Weighted average shares outstanding	91,618	96,952	102,321	102,462

(1)	Revenues for all years have been retroactively reclassified to reflect the adoption of EITF 02-16 in the fourth quarter of fiscal 2003.
(2)	Previously reported as a component of gross profit.

18. Related Party Transactions

In fiscal 2003 and 2002, the Company had interest bearing notes receivable and relocation advances totaling $4.8 million and $1.0 million, respectively, due from executive officers and employees of the Company. At March 31, 2003 and 2002 these notes were classified as current assets. Subsequent to March 31, 2003, $1.4 million in notes receivable and relocation advances were repaid.

ADVANCEPCS

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

In thousands:

	Balance at Beginning of Year	Additions Charged to Expenses	Other		Deductions(1)	Balance at End of Year
Year ended March 31, 2001:
Allowance for doubtful accounts receivable	$5,639	$8,204	$5,750	(2)	$753	$18,840
Year ended March 31, 2002:
Allowance for doubtful accounts receivable	$18,840	$10,169	$934	(3)	$3,793	$26,150
Year ended March 31, 2003:
Allowance for doubtful accounts receivable	$26,150	$10,996	$—		$21,560	$15,586

(1)	Uncollectible accounts written off, net of recoveries and billing adjustments
(2)	Assumed in the acquisition of PCS
(3)	Assumed in the acquisition of TheraCom

AdvancePCS and Subsidiaries Unaudited Consolidated Interim Financial Statements

as of and for the Three and Nine Months Ended December 31, 2003

AdvancePCS and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

(Unaudited)

	December 31, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$130,316	$111,247
Accounts receivable, net of allowance for doubtful accounts of $12,909 and $15,586, respectively	1,416,584	1,627,931
Inventories	326,874	99,429
Prepaid expenses and other	40,797	25,647

Total current assets	1,914,571	1,864,254
Noncurrent assets:
Property and equipment, net of accumulated depreciation and amortization of $131,791 and $100,641, respectively	143,097	151,200
Goodwill	1,274,320	1,248,514
Intangible assets, net	368,818	380,806
Other noncurrent assets	58,824	67,970

Total assets	$3,759,630	$3,712,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$46	$188
Claims and accounts payable	2,060,465	2,005,306
Accrued salaries and benefits	43,560	46,960
Other accrued expenses	77,398	60,088

Total current liabilities	2,181,469	2,112,542
Noncurrent liabilities:
Long-term debt, less current portion	187,825	447,823
Deferred income taxes	145,222	147,803
Other noncurrent liabilities	47,338	34,102

Total liabilities	2,561,854	2,742,270

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; Convertible preferred stock, $.01 par value; no shares issued and outstanding	—	—
Common stock, $.01 par value; 200,000,000 shares authorized:
Class A common stock, $.01 par value; 85,847,264 and 82,502,362 shares issued, respectively	858	825
Class B-1 common stock, $.01 par value; 12,913,334 shares issued and outstanding	130	130
Class B-2 common stock, $.01 par value; 200 shares issued and outstanding	—	—
Additional paid-in capital	817,763	750,446
Accumulated other comprehensive loss	(8,154)	(11,596)
Accumulated earnings	494,667	340,520
Treasury stock, at cost:
Class A common stock; 5,322,028 and 5,459,573 shares	(107,488)	(109,851)

Total stockholders’ equity	1,197,776	970,474

Total liabilities and stockholders’ equity	$3,759,630	$3,712,744

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Revenues	$3,905,598	$3,757,689	$11,401,970	$10,495,728
Cost of revenues	3,737,632	3,616,732	10,916,566	10,093,962

Gross profit	167,966	140,957	485,404	401,766
Selling, general and administrative expenses	65,898	56,387	194,816	163,834
Merger-related charges	6,030	—	10,095	—

Operating income	96,038	84,570	280,493	237,932
Interest income	1,068	1,266	3,299	3,947
Interest expense	(5,961)	(10,249)	(24,885)	(33,386)
Loss on early retirement of debt	—	—	—	(2,444)
Loss from joint venture	(1,123)	(1,253)	(4,119)	(3,510)

Income before provision for income taxes	90,022	74,334	254,788	202,539
Provision for income taxes	(35,558)	(29,362)	(100,641)	(80,016)

Net income	$54,464	$44,972	$154,147	$122,523

Basic
Net income per share	$0.59	$0.50	$1.68	$1.34

Weighted average shares outstanding	92,990	89,983	91,967	91,540

Diluted
Net income per share	$0.55	$0.46	$1.57	$1.23

Weighted average shares outstanding	99,564	97,394	98,228	99,302

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$154,147	$122,523
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	41,628	33,469
Provision for doubtful accounts	1,021	12,977
Deferred income taxes	10,886	2,816
Change in operating assets and liabilities—
Accounts receivable	210,326	(412,734)
Inventories	(227,445)	(59,679)
Prepaid expenses and other noncurrent assets	(28,819)	12,445
Claims and accounts payable, accrued expenses and other noncurrent liabilities	105,820	479,141

Net cash provided by operating activities	267,564	190,958

Cash flows from investing activities:
Purchase of property and equipment	(23,778)	(58,670)
Acquisition, net of cash acquired, joint venture and other	(2,213)	(75,883)
Net cash used in investing activities	(25,991)	(134,553)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	37,636	8,102
Purchase of Class A Common Stock—Treasury Stock	—	(87,739)
Deferred financing costs	—	(1,655)
Repayment of debt	(142)	(163,022)
Net activity on asset securitization facility	(259,998)	120,000

Net cash used in financing activities	(222,504)	(124,314)

Net increase (decrease) in cash and cash equivalents	19,069	(67,909)
Cash and cash equivalents, beginning of period	111,247	139,145

Cash and cash equivalents, end of period	$130,316	$71,236

The accompanying notes are an integral part of these consolidated financial statements.

(amounts in millions)

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

1. Background and Basis of Presentation

AdvancePCS, a Delaware corporation, and its subsidiaries (the Company or AdvancePCS) provide a wide range of health improvement services designed to manage costs and improve the quality of care delivered to health plan members. Services include integrated mail service and retail pharmacy networks, formulary development and management, rebate negotiation and management, specialty pharmacy, disease management, clinical trials, outcomes research, information management, prescription drug services for the uninsured and online health information. The Company markets its services to managed care organizations, third-party health plan administrators, insurance companies, government agencies, employer groups and labor union-based trusts.

In September 2003, AdvancePCS entered into an Agreement and Plan of Merger (Merger Agreement) with Caremark Rx, Inc. (Caremark), to combine the two companies. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, at the effective time of the merger (Effective Time), the Company will become a wholly-owned subsidiary of Caremark. Also at the Effective Time, each outstanding share of common stock of the Company will be converted into the right to receive (i) shares of Caremark common stock equal to the product of 2.15 (Exchange Ratio) and 90%, which is equal to 1.935 shares, and (ii) an amount in cash equal to 10% of the product of the Exchange Ratio and the average of the per share closing sales prices of shares of Caremark common stock as reported on the New York Stock Exchange during the five consecutive trading day period ending on (and including) the fifth trading day immediately prior to the Effective Time. Consummation of the transaction is subject to various conditions, including stockholder and regulatory approvals.

The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States for the interim financial information in the form prescribed by the Securities and Exchange Commission (SEC) in instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for annual financial statements. In the opinion of the Company’s management, all adjustments, which include normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the periods presented have been included. In the opinion of the Company’s management, the disclosures contained in this Form 10-Q are adequate to make the information presented not misleading when read in conjunction with the Company’s Annual Report on Form 10-K for the year ended March 31, 2003, as amended. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period. Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Employee Stock-Based Compensation

The Company follows the disclosure provisions as provided by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” (SFAS 123) and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123” (SFAS 148) but continues to account for stock options using the intrinsic value method under Accounting Principals Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees”. Under this method, compensation expense is recorded over the related service period when the market price exceeds the option price at the measurement date, which is the grant date for the options. For the three months ended December 31, 2003 and 2002, compensation expense of $302,000 and $206,000, respectively, and for the nine months ended December 31, 2003 and 2002, compensation expense of $925,000 and $618,000, respectively, was recorded for certain options granted in fiscal year 2001. The Company has elected to continue applying the intrinsic value method under APB 25. Had compensation expense for these plans been determined in accordance

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

with SFAS 123 and 148, the Company’s net income and net income per share would have been reduced to the following pro forma amounts (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Stock-based compensation, net of taxes:
As currently reported	$183	$125	$560	$375
Pro forma	$3,865	$4,137	$11,645	$11,428
Net income:
As currently reported	$54,464	$44,972	$154,147	$122,523
Pro forma	$50,782	$40,960	$143,062	$111,470
Basic net income per share:
As currently reported	$0.59	$0.50	$1.68	$1.34
Pro forma	$0.55	$0.46	$1.56	$1.22
Diluted net income per share:
As currently reported	$0.55	$0.46	$1.57	$1.23
Pro forma	$0.51	$0.42	$1.46	$1.12

For options granted during the three months and nine months ended December 31, 2003 and 2002, the fair value of each option grant was estimated using the Black-Scholes option-pricing model and the following assumptions: expected life of 3-5 years, risk-free interest rate of 1.77% and 2.68%, respectively, expected volatility of 58% and no expected dividend yield.

During each reporting period, fully diluted earnings per share are calculated by assuming that “in-the-money” options are exercised and the exercise proceeds are used to repurchase shares in the marketplace. When options are actually exercised, option proceeds are credited to equity and issued shares are included in the computation of earnings per common share, with no effect on reported earnings. Equity is also increased by the tax benefit that the Company will receive in its tax return for income reported by the optionees in their individual tax returns.

3. Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In May 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002” (SFAS 145). This Statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, and FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. SFAS 145 restricts the classification of gains and losses from extinguishment of debt to only those transactions that are unusual and infrequent in nature as defined by APB No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (APB 30) as extraordinary. The Company adopted SFAS 145 in the first quarter of fiscal 2004. In connection with the Term B note repayments made in June 2002, the Company recorded a loss associated with the early retirement of debt. The loss was attributable to a non-cash charge to write-off a portion of the deferred financing fees related to the secured bank agreement in the amount of $2.4 million (excluding taxes of $953,000, included in provision for income taxes) and was previously reflected as an extraordinary item. Accordingly, the pre-tax extraordinary loss of $2.4 million for the nine months ended December 31, 2002, was reclassified to income before income taxes to conform to the requirements of SFAS 145.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46), which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. This revised interpretation retains the original FIN 46 requirements for consolidating variable interest entities by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not provide sufficient equity at risk for the entity to support its activities without additional subordinated financial support from other parties. The revised interpretation adds the requirement for consolidating an entity where the equity investors’ voting rights are not proportionate to their economic interests and where the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. However, for reporting periods ending after December 15, 2003, a company must apply either the original or this revised interpretation to those entities that are considered to be special-purpose entities. A company that has already applied the original FIN 46 to an entity may continue to do so until the effective date of the revised interpretation. The Company has a variable interest entity that has been and will continue to be included in the Company’s consolidated financial statements, and therefore, management believes that adoption of FIN 46 (revised December 2003) will not have a material impact on its financial position or results of operations.

In May 2003, the EITF released Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (EITF 00-21). EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities. Specifically, EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. It also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 applies to all deliverables within contractually binding arrangements in all industries under which a vendor will perform multiple revenue-generating activities, with some exceptions noted. EITF 00-21 is effective for revenue generating arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The Company does not expect the adoption of EITF 00-21 to have a material impact on its financial position or results of operations.

In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” (SAB 104). SAB 104 updates portions of the interpretive guidance included in Topic 13 of the codification of Staff Accounting Bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The Company believes it is following the guidance of SAB 104.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS 132). This revised statement retains the disclosures required by the original SFAS 132, which standardized employers’ disclosures about pensions and other postretirement benefits, and requires additional disclosures concerning the economic resources and obligations related to pension plans and other postretirement benefits. The provisions of the original SFAS 132 remain in effect until the provisions of this revised statement are adopted. This revised statement is effective for fiscal years ending after December 15, 2003. The Company will revise its disclosures to meet the requirements under this revised standard in the financial statements for the fiscal year ended March 31, 2004.

4. Net Income Per Share

Basic net income per share is computed using the weighted average number of common shares (including both Class A common stock and Class B common stock) outstanding during the periods presented. Diluted net

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

income per share is computed giving effect to all potentially dilutive common shares, assuming that such shares were outstanding during the periods presented. The weighted average diluted common shares outstanding were calculated under the “treasury stock” method in accordance with SFAS No. 128, “Earnings Per Share.”

Below is a reconciliation of basic weighted average shares outstanding to diluted weighted average shares outstanding (in thousands). Options to purchase 2.7 million shares of common stock were outstanding at December 31, 2002 but were excluded from the computation of diluted earnings per share for the three month and nine month periods, because the options’ exercise prices were greater than the average market price of the Company’s common stock during the applicable period (antidilutive). No antidilutive options were outstanding at December 31, 2003.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Weighted average common shares outstanding—Basic	92,990	89,983	91,967	91,540
Dilutive common stock equivalents:
Stock options and warrants	6,574	7,411	6,261	7,762

Weighted average common shares outstanding—Diluted	99,564	97,394	98,228	99,302

5. Goodwill and Intangible Assets

SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) requires that goodwill no longer be amortized. Instead, all goodwill (including goodwill associated with acquisitions consummated prior to the adoption of SFAS 142) is to be evaluated for impairment at least annually or when events or circumstances occur indicating that goodwill might be impaired.

The Company completed its annual impairment test during the fourth quarter of fiscal year 2003, which did not result in an impairment charge.

The following is a summary of goodwill activity for the dates indicated (in thousands):

March 31, 2003	$1,248,514
Finalization of Accordant purchase price	794
Accordant purchase earn-out	25,012

December 31, 2003	$1,274,320

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

The following is a summary of intangible assets at the dates indicated (in thousands):

	December 31, 2003	March 31, 2003
Amortizable intangible assets, gross:
Customer base	$278,380	$285,600
Other	21,675	19,130

	300,055	304,730

Accumulated amortization of amortizable intangible assets:
Customer base	(30,347)	(22,881)
Other	(8,727)	(6,310)

	(39,074)	(29,191)

Amortizable intangible assets, net	260,981	275,539

Non-amortizable intangible assets:
Trade name—PCS	105,267	105,267
Trade name—Accordant	2,570	—

Total intangible assets, net	$368,818	$380,806

The Company recorded a $4.7 million decrease in amortizable intangible assets during the first quarter of fiscal 2004, which represents the reallocation of Accordant intangibles based on the final valuation analysis. The weighted average amortization period for amortizable intangible assets is 25.3 years (26.3 years—customer base and 6.7 years—other).

Amortization expense of amortizable intangible assets was $3.3 million and $2.9 million for the three months ended December 31, 2003 and 2002, respectively, and $9.9 million and $8.7 million for the nine months ended December 31, 2003 and 2002, respectively.

The Company determined that the $105.3 million and $2.6 million in trade names, acquired with the acquisition of PCS and Accordant, respectively, had indefinite useful lives. Current circumstances and conditions continue to support that determination.

6. Debt

Long-term debt consists of the following (in thousands):

	December 31, 2003	March 31, 2003
Asset Securitization Facility, with interest at funding agent’s A-1+/P-1 commercial paper rate of 1.05% plus 1.00% and 1.33% plus .85%, respectively, due December, 2006	$—	$259,998

Senior Notes, with interest at 8.50%, due March, 2008	187,825	187,825
Other	46	188
Revolving Credit Facility, with interest at LIBOR plus 2%, due October, 2005	—	—

Total debt	187,871	448,011
Less current portion	(46)	(188)

Total long term debt	$187,825	$447,823

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

During the nine months ended December 31, 2003, the Company repaid approximately $260 million on the Asset Securitization Facility.

In March 2001, the Company issued $200 million of Senior Notes due 2008 (Senior Notes). In the second quarter of fiscal year 2003, the Company repurchased a portion of the Senior Notes with a face value of approximately $12.2 million in open market transactions.

The Senior Notes are guaranteed until the due date or when repaid, if sooner, for the outstanding balance, by all of the Company’s existing and future domestic subsidiaries (Guarantors), other than receivables subsidiaries, as defined in the Senior Notes indenture, and certain other subsidiaries not otherwise required to be guarantors under the terms of the indenture. After issuance of the Senior Notes, the Company created subsidiaries that are not required to guarantee the Senior Notes. All of the subsidiaries that have guaranteed the Senior Notes are 100% owned, directly or indirectly by AdvancePCS. Each of the Guarantors jointly and severally, unconditionally guarantees that the principal, and interest, as well as, penalties, fees, indemnifications, reimbursements and damages, if any, payable under the Senior Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise. The Senior Notes contain covenants that are typical for this type of debt including, among others, fixed charge ratio, payment of dividends and sales of assets. There are no restrictions on the ability of the guarantors to pay dividends, make loans or advances to the parent. The Company is in compliance with all covenants.

The Revolving Credit Facility contains covenants that are typical for this type of debt, including limitations on capital expenditures, minimum fixed charge, interest coverage and total leverage ratios. The Company is in compliance with all covenants.

In November 2000, the Company entered into an interest rate protection agreement (swap) that had a fixed LIBOR rate of 6.60% for $400 million of the Company’s variable rate debt under the credit facility. The notional amount was reduced by $100 million in October 2001 and 2002. The swap expired in October 2003. The Company had accounted for the swap as a cash flow hedge in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 137 and 138.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

7. Condensed Consolidating Financial Information

In March 2001, the Company issued $200 million of Senior Notes, which were unconditionally guaranteed, jointly and severally, by all of the existing and future domestic subsidiaries, other than subsidiaries treated as unrestricted subsidiaries or receivables subsidiaries, each as defined in the indenture governing the Senior Notes. Presented below are condensed consolidating balance sheets as of December 31, 2003 and March 31, 2003, condensed consolidating statements of operations for the three months and nine months ended December 31, 2003 and 2002, and condensed consolidating statements of cash flows for the nine months ended December 31, 2003 and 2002 of AdvancePCS (Parent and Issuer), guarantor subsidiaries (Guarantor Subsidiaries) and the subsidiaries which are not guarantors (Non-guarantor Subsidiaries) (in thousands):

Condensed Consolidating Balance Sheets

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
As of December 31, 2003
Cash and cash equivalents	$52,551	$—	$77,765	$—	$130,316
Accounts receivable, net	—	999,191	417,393	—	1,416,584
Inventories	—	326,874	—	—	326,874
Prepaid expenses and other	—	40,797	—	—	40,797

Current assets	52,551	1,366,862	495,158	—	1,914,571
Property and equipment, net	—	142,574	523	—	143,097
Equity investment	583,238	—	—	(583,238)	—
Intercompany	744,755	(327,432)	(417,323)	—	—
Goodwill and intangible assets, net	—	1,642,495	643	—	1,643,138
Other assets	9,103	49,721	—	—	58,824

Total assets	$1,389,647	$2,874,220	$79,001	$(583,238)	$3,759,630

Current liabilities	$4,046	$2,149,800	$27,623	$—	$2,181,469
Long-term debt, less current portion	187,825	—	—	—	187,825
Deferred income taxes	—	145,222	—	—	145,222
Other liabilities	—	47,353	(15)	—	47,338

Total liabilities	191,871	2,342,375	27,608	—	2,561,854

Common stock	988	—	—	—	988
Additional paid in capital	817,763	(1,275)	1,275	—	817,763
Other comprehensive income	(8,154)	—	—	—	(8,154)
Equity earnings	583,238	—	—	(583,238)	—
Accumulated earnings	(88,571)	533,120	50,118	—	494,667
Treasury stock	(107,488)	—	—	—	(107,488)

Stockholders’ equity	1,197,776	531,845	51,393	(583,238)	1,197,776

Total liabilities and stockholders’ equity	$1,389,647	$2,874,220	$79,001	$(583,238)	$3,759,630

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
As of March 31, 2003
Cash and cash equivalents	$96,490	$—	$14,757	$—	$111,247
Accounts receivable, net	—	1,087,425	540,506	—	1,627,931
Inventories	—	95,756	3,673	—	99,429
Prepaid expenses and other	—	25,647	—	—	25,647

Current assets	96,490	1,208,828	558,936	—	1,864,254
Property and equipment, net	—	150,543	657	—	151,200
Equity investment	413,829	—	—	(413,829)	—
Intercompany	649,175	(398,569)	(250,606)	—	—
Goodwill and intangible assets, net	—	1,628,677	643	—	1,629,320
Other assets	14,899	53,069	2	—	67,970

Total assets	$1,174,393	$2,642,548	$309,632	$(413,829)	$3,712,744

Current liabilities	$10,446	$2,081,692	$20,404	$—	$2,112,542
Long-term debt, less current portion	187,825	—	259,998	—	447,823
Deferred income taxes	—	147,739	64	—	147,803
Other liabilities	5,648	25,711	2,743	—	34,102

Total liabilities	203,919	2,255,142	283,209	—	2,742,270

Common stock	955	—	—	—	955
Additional paid in capital	750,446	(1,275)	1,275	—	750,446
Other comprehensive income	(11,596)	—	—	—	(11,596)
Equity earnings	413,829	—	—	(413,829)	—
Accumulated earnings	(73,309)	388,681	25,148	—	340,520
Treasury stock	(109,851)	—	—	—	(109,851)

Stockholders’ equity	970,474	387,406	26,423	(413,829)	970,474

Total liabilities and stockholders’ equity	$1,174,393	$2,642,548	$309,632	$(413,829)	$3,712,744

Condensed Consolidating Statement of Operations

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Three Months Ended December 31, 2003
Total revenues	$—	$3,905,566	$14,813	$(14,781)	$3,905,598
Cost of operations	—	3,824,130	211	(14,781)	3,809,560

Operating income	—	81,436	14,602	—	96,038
Interest (expense) income, net	(5,221)	1,456	(1,128)	—	(4,893)
Loss from joint venture	(1,123)	—	—	—	(1,123)

Income (loss) before income taxes	(6,344)	82,892	13,474	—	90,022
Income tax benefit (provision)	2,506	(33,359)	(4,705)	—	(35,558)

Net income (loss) before equity earnings	(3,838)	49,533	8,769	—	54,464
Equity earnings in subsidiaries	58,302	—	—	(58,302)	—

Net income	$54,464	$49,533	$8,769	$(58,302)	$54,464

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Three Months Ended December 31, 2002
Total revenues	$—	$3,743,701	$51,973	$(37,985)	$3,757,689
Cost of operations	—	3,689,904	21,200	(37,985)	3,673,119

Operating income	—	53,797	30,773	—	84,570
Interest (expense) income, net	(5,665)	3,058	(6,376)	—	(8,983)
Loss from joint venture	(836)	(417)	—	—	(1,253)

Income (loss) before income taxes	(6,501)	56,438	24,397	—	74,334
Income tax benefit (provision)	2,568	(23,396)	(8,534)	—	(29,362)

Net income (loss) before equity earnings	(3,933)	33,042	15,863	—	44,972
Equity earnings in subsidiaries	48,905	—	—	(48,905)	—

Net income	$44,972	$33,042	$15,863	$(48,905)	$44,972

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Nine Months Ended December 31, 2003
Total revenues	$—	$11,360,091	$81,680	$(39,801)	$11,401,970
Cost of operations	—	11,122,853	38,425	(39,801)	11,121,477

Operating income	—	237,238	43,255	—	280,493
Interest (expense) income, net	(21,107)	4,417	(4,896)	—	(21,586)
Loss from joint venture	(4,119)	—	—	—	(4,119)

Income (loss) before income taxes	(25,226)	241,655	38,359	—	254,788
Income tax benefit (provision)	9,964	(97,216)	(13,389)	—	(100,641)

Net income (loss) before equity earnings	(15,262)	144,439	24,970	—	154,147
Equity earnings in subsidiaries	169,409	—	—	(169,409)	—

Net income	$154,147	$144,439	$24,970	$(169,409)	$154,147

Nine Months Ended December 31, 2002
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$10,459,456	$98,886	$(62,614)	$10,495,728
Cost of operations	—	10,270,373	50,037	(62,614)	10,257,796

Operating income	—	189,083	48,849	—	237,932
Interest (expense) income, net	(28,358)	9,439	(10,520)	—	(29,439)
Loss on early retirement of debt	(2,444)	—	—	—	(2,444)
Loss from joint venture	(3,510)	—	—	—	(3,510)

Income (loss) before income taxes	(34,312)	198,522	38,329	—	202,539
Income tax benefit (provision)	13,601	(80,243)	(13,374)	—	(80,016)

Net income (loss) before equity earnings	(20,711)	118,279	24,955	—	122,523
Equity earnings in subsidiaries	143,234	—	—	(143,234)	—

Net income	$122,523	$118,279	$24,955	$(143,234)	$122,523

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

Condensed Consolidating Statement of Cash Flows

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Nine Months Ended December 31, 2003
Net cash provided by operating activities	$16,154	$95,110	$156,300	$—	$267,564

Purchase of property and equipment	—	(23,768)	(10)	—	(23,778)
Other investing activities	(2,150)	(63)	—	—	(2,213)

Net cash used in investing activities	(2,150)	(23,831)	(10)	—	(25,991)

Net proceeds from issuance of Common Stock	37,636	—	—	—	37,636
Repayment of debt	—	(142)	—	—	(142)
Net activity on asset securitization facility	—	—	(259,998)	—	(259,998)
Net intercompany transactions	(95,579)	(71,137)	166,716	—	—

Net cash used in financing activities	(57,943)	(71,279)	(93,282)	—	(222,504)

(Decrease) increase in cash and cash equivalents	(43,939)	—	63,008	—	19,069
Cash and cash equivalents, beginning of period	96,490	—	14,757	—	111,247

Cash and cash equivalents, end of period	$52,551	$—	$77,765	$—	$130,316

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Nine Months Ended December 31, 2002
Net cash (used in) provided by operating activities	$(80,348)	$463,047	$(191,741)	$—	$190,958

Purchase of property and equipment	—	(57,647)	(1,023)	—	(58,670)
Other investing activities	(1,900)	(73,983)	—	—	(75,883)

Net cash used in investing activities	(1,900)	(131,630)	(1,023)	—	(134,553)

Net proceeds from issuance of Common Stock	8,102	—	—	—	8,102
Purchase of Class A Common Stock— Treasury Stock	(87,739)	—	—	—	(87,739)
Deferred financing costs	(1,655)	—	—	—	(1,655)
Repayment of debt	(163,022)	—	—	—	(163,022)
Net activity on asset securitization facility	—	—	120,000	—	120,000
Net intercompany transactions	232,088	(331,417)	99,329	—	—

Net cash (used in) provided by financing activities	(12,226)	(331,417)	219,329	—	(124,314)

(Decrease) increase in cash and cash equivalents	(94,474)	—	26,565	—	(67,909)
Cash and cash equivalents, beginning of period	116,983	—	22,162	—	139,145

Cash and cash equivalents, end of period	$22,509	$—	$48,727	$—	$71,236

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

8. Stock Transactions

Treasury Shares

On June 6, 2002, the Company filed a Form 8-K announcing the authorization from the board of directors of a stock repurchase program of up to $150 million of the Company’s outstanding shares of Class A common stock in the open market or private transactions. Purchases of stock under this repurchase program are included in treasury stock and offset by the issuance of shares for the employee stock purchase plan (ESPP) program.

During the three month and nine month periods ended December 31, 2002, the Company purchased 0.7 million and 4.0 million shares at a cost of $15.9 million and $87.7 million, respectively, under this repurchase program. There were no shares issued under the ESPP program during the three and nine month periods ended December 31, 2002. During the three month and nine month periods ended December 31, 2003, no shares were purchased under this repurchase program, however, previous treasury purchases were offset by the issuance of 137,545 shares for the ESPP program. Since inception, the Company has purchased 5.6 million shares at a cost of $111.5 million, offset by 271,050 shares issued for the ESPP program. In the Merger Agreement, the Company has agreed not to repurchase any additional shares without the consent of Caremark.

TheraCom

In August 2001, the Company completed the acquisition of 100% of the equity of Dresing-Lierman, Inc. and its wholly-owned subsidiary, TheraCom Inc. (collectively, TheraCom), a specialty pharmacy and distribution company located in Bethesda, Maryland. At the time of the acquisition, in addition to the payment of other consideration, 217,050 shares of common stock issued to the former TheraCom stockholders were held in escrow to satisfy any indemnification claims the Company may have arising out of the acquisition, including those related to the settlement of certain TheraCom litigation outstanding at the time of the acquisition. All shares held in escrow were included in the Company’s calculation of basic earnings per share beginning with the quarter ended September 30, 2002.

In January 2003, 34,188 shares were withdrawn from the indemnification claims escrow and returned to the Company to satisfy its indemnification claim arising from the settlement of litigation between TheraCom and one of its former stockholders. These shares returned to the Company are held in treasury. In August 2003, further litigation was settled between TheraCom and one of its former employees. Pursuant to this settlement, TheraCom paid the former employee $2 million. The former stockholders of TheraCom then indemnified and reimbursed the Company $2 million in cash. Upon receipt of this indemnification payment and in accordance with the terms of the acquisition, all of the 182,862 shares then held in the indemnification escrow were released to the former TheraCom stockholders.

9. Commitments and Contingencies

The Company has entered into long-term employment and noncompete agreements with certain management employees. These employment agreements provide for certain minimum payments should the agreements be terminated.

In November 1999, PCS Health Systems, Inc. (PCS), a subsidiary of PCS Holding Corporation, which was acquired by the Company in October 2000, received a subpoena from the Department of Health and Human Services OIG requesting that PCS produce documents in connection with an industry-wide investigation. The investigation is ongoing and being pursued under the direction of the United States Attorney’s Office for the

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

Eastern District of Pennsylvania. Based on public statements from that office, the investigation appears to involve a review of the practices of pharmacy benefit management companies (PBMs) under federal anti-kickback statutes and other laws and regulations. Specifically, the focus of the investigation appears to be PBMs’ relationships with pharmaceutical manufacturers and retail pharmacies and PBMs’ programs relating to drug formulary compliance, including rebate and other payments made by pharmaceutical manufacturers to PBMs, and payments made by PBMs to retail pharmacies in connection with therapeutic intervention activity. The Company provided documents responsive to the subpoena. The United States Attorney’s Office also contacted some of the pharmaceutical manufacturers with which the Company has agreements and has asked them to provide copies of documents relating to their agreements with the Company. The United States Attorney General also issued Civil Investigative Demands (CIDs) seeking to compel the depositions of eight of the Company’s current and former employees.

On September 17, 2002, the United States District Court for the Eastern District of Pennsylvania entered an order holding in abeyance both the Company’s dispute with the OIG regarding the scope and enforcement of the subpoena for documents and employee e-mails as well as the issuance of the CIDs, pending the good faith efforts to reach a mutual resolution of the outstanding discovery issues. As a result of such order, AdvancePCS does not have to comply with the subpoena issued by the OIG. Since entry of that order, the Company has reached agreement with the United States Attorney’s office regarding the scope of its document requests and facilitated interviews of certain employees in lieu of the CIDs. The government has continued to request the production of additional documents and interviews, including information relating to the activities of the former Advance Paradigm (which was the name of AdvancePCS prior to the acquisition of PCS) and the activities of AdvancePCS subsequent to the PCS acquisition, as well as additional information regarding the Company’s arrangements with retail pharmacies and health plans.

The Company continues to cooperate with the OIG. The Company already has produced certain requested materials and intends to continue to work with the OIG to facilitate the production of further documents and arrange the requested interviews.

It is not possible to predict the outcome of this investigation or whether the government will commence any action challenging any of the Company’s programs and practices. The Company believes that its programs, including those prior to the PCS acquisition, are in compliance with the requirements of the anti-kickback and false claims statutes and other applicable laws and regulations. Moreover, other than those actions filed in connection with the enforcement of the subpoena, neither the OIG nor the United States Attorney has filed any actions or claims against AdvancePCS nor have they indicated their intention to do so. Nevertheless, as a result of this investigation, the Company could be subject to scrutiny, further investigation or challenge under federal or state anti-kickback and false claims statutes or other laws and regulations which could cause the Company’s business, profitability and growth prospects to suffer materially.

In March 1998, a class action lawsuit captioned Mulder v. PCS Health Systems, Inc., case number 98-1003, was filed in the United States District Court of the District of New Jersey. This action alleges that PCS is a fiduciary, as that term is defined in the Employee Retirement Income Security Act (ERISA), and that the Company has breached its fiduciary obligations under ERISA in connection with its development and implementation of formularies, preferred drug listings and intervention programs for its sponsors of ERISA health plans. In particular, the plaintiff alleges that the Company’s therapeutic interchange programs and negotiation of formulary rebates and discounts from pharmaceutical manufacturers violate fiduciary obligations. The plaintiff is seeking injunctive relief and monetary damages in an unspecified amount. AdvancePCS believes that it does not assume any of the plan fiduciary responsibilities that would subject it to regulation under ERISA as alleged in the complaint, has denied all allegations of wrongdoing and is vigorously defending this suit. The

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

plaintiff purported to represent a nation-wide class consisting of all members of all ERISA plans for which PCS provided PBM services during the class period. AdvancePCS opposed certification of this class and on July 17, 2003, the District Court entered an order certifying a more limited class comprised only of members of those ERISA plans for which PCS provided services under its contract with a single plan administrator. The Company will continue to vigorously defend this suit. Although the ultimate outcome is uncertain, an adverse determination could potentially cause the Company to change its business practices with respect to formularies, preferred drug listings, intervention programs, and rebates, potentially reducing its profitability and growth prospects.

AdvancePCS is also a party to Marantz v. AdvancePCS, case number CIV-01-2413PHX EHC, a class action filed on or about December 17, 2001 in the United States District Court in Arizona that alleges that AdvancePCS acts as an ERISA fiduciary and that its has breached certain fiduciary obligations under ERISA. The plaintiff withdrew the class action allegations in April 2002. In March 2003, the court dismissed the plaintiff’s apparent effort to reassert possible class action claims. In May 2003, the Marantz case was dismissed based on inadequacies in the plaintiff’s pleadings and subsequently the plaintiff filed an amended complaint purporting to address these inadequacies. Currently, the case is proceeding as a single plaintiff seeking to represent one health plan. However, the plaintiff is again attempting to broaden the scope of the case to a class action. The Company will oppose any effort to certify a class.

The Company also was party to a class action, Glanton v. AdvancePCS, case number CIV-02-0507 PHX SRB, previously referred to as Lewis v. AdvancePCS, filed by the same counsel that had filed the Marantz case described above. This class action was served on or about April 19, 2002 and purported to be brought on behalf of a class of self-funded health plans. On or about March 31, 2003, the Company was served with another complaint (Mackner v. AdvancePCS, case number CIV-03-0607 PHX MHM) in which the plaintiff, a purported participant in a self-funded plan/customer of AdvancePCS, sought to bring action on behalf of that plan. Because the Glanton case purported to be brought as a class action on behalf of self-funded plans, on May 14, 2003, the United States District Court consolidated Mackner into Glanton. On November 7, 2003, the Federal District Court dismissed and terminated both the Glanton and Mackner cases on the pleadings, finding that the plaintiffs lacked standing to bring the actions under ERISA. The plaintiffs are entitled to appeal these dismissals to the United States Ninth Circuit Court of Appeals.

As to all of the ERISA cases, the Company believes that it does not act as an ERISA fiduciary or assume the ERISA fiduciary responsibilities as alleged in the complaints. AdvancePCS believes that, in any event, its business practices are in compliance with ERISA. The ERISA lawsuits seek unspecified monetary damages and injunctive relief.

The Company was served as a defendant in two California state court cases in 2003, one of which was brought by the same plaintiff’s counsel that represents the plaintiffs in the dismissed and pending Arizona ERISA cases. One was filed on or about March 17, 2003 in Los Angeles County Superior Court (American Federation of State, County & Municipal Employees (“AFSCME”) v. AdvancePCS, et al., case number BC292227) against AdvancePCS and other leading PBMs. The other was filed on or about March 26, 2003 in Alameda County Superior Court against AdvancePCS and several other defendants (Irwin v. AdvancePCS, et al., case number RG03088693) and is styled as a class action brought on behalf of a class of all public employees that participate in non-ERISA prescription drug benefit plans; however, a class has not been certified and the Company will oppose such certification. These two California cases allegedly involve non-ERISA plans and make the same general allegations of wrongdoing as made in the Arizona ERISA actions but are brought under California’s Unfair Competition Law rather than ERISA. Since the two California actions are related, the Company and the other PBM defendants secured an order requiring that the cases be coordinated in the Los Angeles Superior Court.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

Although the ultimate outcome in these Arizona ERISA and California non-ERISA cases is uncertain, an adverse determination could potentially cause the Company to change its business practices with respect to formularies, preferred drug listings, rebates, and intervention programs, potentially reducing the Company’s profitability and growth prospects. The Company has denied all allegations of wrongdoing and is vigorously defending these suits.

On December 17, 2001, AARP and United Healthcare Insurance Co. (United) filed a multi-count complaint against AdvancePCS in federal court in Minneapolis, Minnesota in a matter captioned United Healthcare Insurance Co. and AARP v. AdvancePCS, Civ. No. 01-CV-2320 (D. Minn.). AARP and United have asserted claims against the Company for violation of Minnesota’s deceptive trade practices act, tortious interference with prospective economic advantage and unjust enrichment. Specifically, AARP and United claim that the Company created confusion among certain AARP members and pharmacists through the launch of its prescription drug discount program. AARP and United requested preliminary and permanent injunctive relief. The Company moved to dismiss the complaint. Without holding an evidentiary hearing, the district court granted AARP and United’s request for preliminary injunctive relief. The Company appealed the district court’s order and on November 1, 2002, the Eighth Circuit Federal Court of Appeals affirmed the district court’s order. In addition to the injunctive relief requested, AARP and United have asserted monetary damages of $24 million, including attorneys’ fees and costs. In September 2003, the District Court rejected, without prejudice, AARP’s and United’s attempt to amend their complaint to include a punitive damages allegation. The Company has denied AARP and United’s allegations, moved to dismiss the complaint and are vigorously defending this matter. In addition, in May 2003 the Company amended its answer to include a cross-complaint against both AARP and United for monetary damages arising out of asserted inappropriate activities by AARP and United that interfered with the operation of its prescription drug discount program. Discovery in connection with these claims is ongoing.

The Company is a defendant in a purported class action (Bellevue Drug Co. et al., on behalf of themselves and all others similarly situated, and The Pharmacy Freedom Fund and The National Community Pharmacists Association v. AdvancePCS, Civ. No. 03-473) filed in the United States District Court for the Eastern District of Pennsylvania in August 2003. The plaintiff alleges antitrust violations under Section 1 of the Sherman Act by the Company allegedly participating in a conspiracy to fix retail pharmacy reimbursement rates at sub-competitive levels. The plaintiffs are attempting to certify a nationwide class of all pharmacies that, at any time during the period commencing four years before the filing of the litigation through the present, contracted with the Company to dispense and sell brand name and generic prescription drugs for any prescription drug benefit plan(s). The plaintiffs are seeking damages and injunctive relief. The Company will vigorously defend this suit.

The Company is also a defendant in similar anti-trust class action (North Jackson Pharmacy, Inc., et al. v. AdvancePCS, et al.) filed in the United States District Court for the Northern District of Alabama in October 2003. The plaintiffs are pharmacies who seek to represent a nationwide class of pharmacies. The plaintiffs have made generally similar allegations as the plaintiffs in the Bellevue Drug Co. litigation described above. The Company will vigorously defend this suit.

In addition, the Company is a party to routine legal and administrative proceedings arising in the ordinary course of its business. The proceedings currently pending are not, in management’s opinion, material either individually or in the aggregate.

The Company cannot presently determine the ultimate resolution of these investigations and lawsuits. Accordingly, the likelihood of a loss, if any, and the amount of a loss, if any, cannot be reasonably estimated and the Company has not recognized in the accompanying consolidated financial statements any liability arising from these matters. If adversely determined, the outcome of these matters could have a material adverse effect on the Company’s liquidity, financial position and results of operations.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

Various aspects of the Company’s businesses are governed by federal and state laws and regulations and compliance is a significant operational requirement for the Company. Management believes that the Company is in substantial compliance with all existing legal requirements material to the operation of its business; however, the application of complex standards to the detailed operation of the business always creates areas of uncertainty. Moreover, regulation of the field is in a state of flux. Numerous health care laws and regulations have been proposed at the state and federal level, many of which could affect the Company’s business. Management cannot predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding health care, or the business of pharmacy benefit management. It is possible that federal or state governments might impose additional restrictions or adopt interpretations of existing laws that could have a material adverse affect on the Company’s business or financial position.

10. Comprehensive Income / (Loss)

The components of the ending balances of accumulated other comprehensive loss, net of taxes, as reflected in stockholders’ equity are shown as follows (in thousands):

	December 31, 2003	March 31, 2003
Mark to market interest rate swap, net of taxes	$—	$(3,442)
Pension liability adjustment, net of taxes	(8,154)	(8,154)

Accumulated other comprehensive loss	$(8,154)	$(11,596)

The components of total comprehensive income, net of taxes, are shown as follows (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Net income	$54,464	$44,972	$154,147	$122,523
Mark to market interest rate swap, net of taxes	—	1,362	3,442	3,916

Total comprehensive income	$54,464	$46,334	$157,589	$126,439